UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule.14a-12

INNOPHOS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and

Proxy Statement

2015

INNOPHOS HOLDINGS, INC.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road  •  Cranbury, NJ 08512

April 23, 2015

Dear Fellow Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Innophos Holdings, Inc., our ninth as a publicly traded company. The meeting is scheduled to be held at 9:00 AM EDT on May 22, 2015, at the Innophos corporate headquarters, located at 259 Prospect Plains Road, Building A, Cranbury, New Jersey 08512.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Please note we are requiring identification as a stockholder to attend the Annual Meeting. For more information on this matter, kindly refer to the Notice of Meeting.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card(s), or vote over the telephone or Internet, as soon as possible so that your shares can be represented and voted at the Annual Meeting according to your instructions. You can revoke your proxy any time before the meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy under the “Frequently Asked Questions” section in the Proxy Statement.

I look forward to seeing you at the meeting.

Sincerely,

Randolph Gress

Chairman, President & Chief Executive Officer

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road  •  Cranbury, NJ 08512

NOTICE OF ANNUAL MEETING

OF

STOCKHOLDERS

Please take notice that the 2015 Annual Meeting of Stockholders of Innophos Holdings, Inc., a Delaware corporation, will take place as follows:

Date:	May 22, 2015

Time:	9:00 AM EDT

Place:	Innophos Holdings, Inc., 259 Prospect Plains Road, Building A, Cranbury, New Jersey 08512

Purposes:	1. Election of seven (7) members of the Board of Directors for terms extending until the next Annual Meeting;

2. Ratification of selection of an independent registered public accounting firm;

3. Proposal for advisory vote on approval of the compensation of Named Executives;

4. Proposal to Re-Approve the Material Terms of the Performance Goals of the Executive, Management and Sales Incentive Plan, as amended; and

5. Proposal to Re-Approve the Material Terms of the Performance Goals of the Company’s 2009 Long Term Incentive Plan.

Who Can Vote:	Stockholders of record at the close of business on April 10, 2015.

How to Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you can vote over the telephone or the Internet as described on the enclosed proxy card.

Who May Attend:	Only persons with evidence of stock ownership, or who are invited guests of the Company, may attend and be admitted to the Annual Meeting. We may require photographic identification (e.g. driver’s license with photograph or passport) for verification of your identity.

•       If your shares are registered in your name, you must bring a copy of your proxy card (a reproduced proxy card is acceptable so long as it has identification on it) or, if you would like to pre-register for the meeting, please contact the Company’s Investor Relations Department at (609) 366-1299 and request an admission pass.

•       If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission pass or proof that you own shares, you will not be admitted to the meeting.

Dated: April 23, 2015	By Order of the Board of Directors,

William N. Farran
Corporate Secretary

2015 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

PROXY STATEMENT

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

Introduction

This Proxy Statement, the accompanying Proxy Card and Annual Report to Stockholders of Innophos Holdings, Inc., a Delaware corporation (the “Company” or “Innophos”), are being mailed on or about April 23, 2015 to the Company’s stockholders of record on April 10, 2015. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares of Common Stock at the Company’s 2015 Annual Meeting of Stockholders (the “Meeting”) scheduled to be held on May 22, 2015.

The Board solicits your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting, regardless of whether they can be present in person. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Frequently Asked Questions

Who is the Proxy Committee?

The Proxy Committee consists of three Company officers, Messrs. William N. Farran, Robert Harrer, and Mark Feuerbach, appointed by the Board and named on the Proxy Card to vote shares at the Meeting as instructed by stockholders.

What is a proxy?

A proxy is your legal designation of another person as your agent (the person is sometimes referred to as a “proxy”) to vote on your behalf. By completing and returning the enclosed Proxy Card, you are giving the Proxy Committee the authority to vote your shares in the manner you indicate on your card.

Why did I receive more than one Proxy Card?

You will receive multiple Proxy Cards if you hold your shares in different ways (for example, in joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (that is, in “street name”), you will receive together with your Company materials your voting information, such as a request for instructions, from your broker, and you will return your voting instructions as directed by your broker. You should vote on and sign each Proxy Card you receive that represents a separate holding of shares. It is not necessary to send more than one Proxy Card or instructions for the same shares, no matter how they are held.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Stock of the Company at the close of business on our record date of April 10, 2015.

How many shares of Common Stock may vote at the Meeting?

As of April 10, 2015, there were 20,924,519 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented. The Company’s one class of Common Stock is the only security allowed to vote at the Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent for the Common Stock, you are a “stockholder of record”.

If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, they are the stockholder of record and you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record”, you have several choices. You can vote your proxy:

•	by mailing in the enclosed Proxy Card;

•	over the telephone; or

•	via the Internet.

Please refer to the specific instructions set forth on the enclosed Proxy Card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name”, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record”, you may vote your shares in person at the Meeting. If you hold your shares in “street name”, you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 –	FOR the election of the seven (7) nominees to serve as directors.

Proposal 2 –	FOR the approval of the selection of the independent registered public accounting firm for 2015.

Proposal 3 –	FOR the approval of the compensation of the Named Executives.

Proposal 4 –	FOR the re-approval of the material terms of the performance goals of the Executive, Management and Sales Incentive Plan, as amended.

Proposal 5 –	FOR the re-approval of the material terms of the performance goals of the Company’s 2009 Long Term Incentive Plan.

What are my choices when voting?

Proposal 1 –	You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

Proposal 2 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Proposal 3 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Proposal 4 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Proposal 5 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

How will my shares be voted if I do not specify how they should be voted?

If you properly sign and return your Proxy Card without indicating how you want your shares to be voted, the Proxy Committee will cause your shares to be voted as follows:

Proposal 1 –	FOR the election of the seven (7) nominees to serve as directors.

Proposal 2 –	FOR the approval of the selection of the independent registered public accounting firm for 2015.

Proposal 3 –	FOR the approval of the compensation of the Named Executives.

Proposal 4 –	FOR the re-approval of the material terms of the performance goals of the Executive, Management and Sales Incentive Plan, as amended.

Proposal 5 –	FOR the re-approval of the material terms of the performance goals of the Company’s 2009 Long Term Incentive Plan.

How are votes withheld, abstentions and broker non-votes treated?

The shares with votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and those votes generally have the same effect as a vote against the matter where it requires a predetermined affirmative vote to pass. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my Proxy Card?

Yes, you may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company at the address shown on this Proxy Statement that is received prior to the Meeting, stating that you revoke your proxy;

•	by signing a later-dated Proxy Card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the Proxy Card(s); or

•	by attending the Meeting and voting your shares in person (this automatically revokes your Proxy Card).

What vote is required to approve each proposal?

Proposal 1 –	Requires a plurality of the votes cast to elect a director. A plurality means that a nominee must receive more votes than the next closest contestant in a contest for the seat in question.

Proposal 2 –	Requires a majority of the votes cast at the Meeting to be adopted.

Proposal 3 –	Requires a majority of the votes cast at the Meeting to be adopted.

Proposal 4 –	Requires a majority of the votes cast at the Meeting to be adopted.

Proposal 5 –	Requires a majority of the votes cast at the Meeting to be adopted.

What constitutes a quorum?

Under our by-laws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. The presence of a quorum is necessary to transact business at the Meeting.

Who will count the votes?

The votes will be counted by Inspectors of Election, persons required by Delaware law to oversee voting at a stockholders’ meeting. The Inspectors will be present at the Meeting and will report the voting results. We expect that a representative from Wells Fargo Shareowner Services, our transfer agent, will serve as one of the Inspectors of Election.

Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The Inspectors of Election, who are not Company employees, will be required to execute confidentiality agreements.

Who pays the cost of this proxy solicitation?

The Company pays all costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, the Company has retained MacKenzie Partners, Inc. (“MacKenzie”) to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s Common Stock. For these services, the Company has agreed to pay MacKenzie $7,500, plus expenses.

Is mailing this Proxy Statement the only way that proxies are being solicited?

No. As stated above, the Company has retained MacKenzie, a professional soliciting firm, to aid in the solicitation of proxy materials. In addition to mailing these proxy materials and the services of our proxy soliciting firm, directors, officers or employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal contact. Those persons will not be specifically compensated for doing so.

How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the Proxy Card, the Proxy Committee will vote on them using their best judgment. Your signed Proxy Card or instructions give them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary no later than March 23, 2015, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the Proxy Card.

When must stockholder proposals be submitted for the 2016 Annual Meeting?

Stockholder proposals submitted for inclusion in our 2016 proxy statement must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on December 24, 2015. Stockholder proposals that are not intended to be included in the proxy statement must be received not less than 60 nor more than 90 days in advance of our 2016 Annual Meeting, unless we announce the meeting date less than 70 days before the meeting. In that case, proposals must be received not later than 10 days after we announce the meeting date. In each case, proposals must be accompanied by information required by our by-laws.

What is the deadline to nominate an individual for election as a director at the 2016 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2016 Annual Meeting, notice of intention to nominate must be received by the Corporate Secretary no sooner than

February 22, 2016 and no later than March 23, 2016. If the meeting date is changed by more than 30 days from the anniversary date of this year’s meeting, the notice may be given not later than 10 days after the earlier of the announcement of the meeting or the date on which notice of the meeting is mailed. The notice must contain specified information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

If you have any further questions about voting your shares or attending the Meeting, please call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, our state of incorporation, the business and affairs of the Company are managed under the direction of the Board. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business.

Board Composition and Meetings

The Board currently consists of seven directors, six of whom are independent. During 2014, the Board and its standing committees held a total of 17 meetings (7 Board and 10 committee) and took action by written consent in lieu of meetings a total of 12 times. Each director attended at least 90% of the meetings of the Board and committees on which he or she served during 2014, and overall attendance at Board and committee meetings during 2014 averaged 97% for our current directors as a group. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties. This includes not only attending Board and committee meetings, but stockholders’ meetings as well. All current directors attended the 2014 annual meeting of stockholders, except for James Zallie who was elected to the Board subsequent to that meeting.

Director Independence

In accordance with NASDAQ Stock Market Rules, the Board determines whether directors and nominees for election as directors are independent in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ Stock Market Rules. According to those rules, “independent director” means “a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The rules provide a number of specific exclusions based on business and/or family relationships from being considered independent.

In order to be listed and remain on the NASDAQ Stock Market, the Company is required to have a majority of independent directors comprising the Board and to have regularly scheduled meetings at which only independent directors are present.

To comply with the rules, a listed company must also have an audit committee of at least three members, each of whom must: (i) be independent as defined under the rules; (ii) meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions); (iii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. Additionally, at least one member of the audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a senior officer with financial oversight responsibilities.

NASDAQ Stock Market rules also require that: (i) the compensation of the chief executive officer and other executive officers be determined or recommended to the Board for determination by a majority of the independent directors or a compensation committee comprising solely independent directors; and (ii) director nominees must either be selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominations committee comprising solely independent directors. From November 2006 through 2014, the Company complied on a timely basis with all SEC and NASDAQ Stock Market rules relating to the composition of the Board and committees as those rules became applicable. At the present time, the Company remains in compliance with the applicable NASDAQ and SEC rules covering director independence in its case. The Board intends to maintain that compliance through all necessary additions and adjustments to Board and committee membership from time to time in the future.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Board Leadership Structure

The Board is dedicated to the principle that independent directors must play a determinative role in the overall governance of the Company, including an active role in the leadership structure of the Board and its committees.

Since its formation in 2004, Mr. Gress has served as President and Chief Executive Officer of the Company and also acted in the capacity of Board chair before being formally elected as Chairman in November 2006. However, all other directors now serving on the Board are independent directors. To follow sound governance practices consistent with its principles and provide leadership and coordination among the independent majority of directors, in 2007, the Board created a new office of “Lead Independent Director,” or LID, and formalized that determination in the corporate structure by amending the Company’s by-laws. Under the amended by-laws, whenever the Board elects a chairman who is not also an independent director under the regulatory standards then applicable to the Company, it must also elect from among the independent directors a LID. Apart from being a distinct corporate office recognized under the by-laws, the LID position is separately compensated from other directors in recognition of its importance and additional responsibilities.

The LID is to preside at all meetings of the stockholders and the Board in the absence of the chairman, to act as chair for meetings of the independent directors, and to have the duties prescribed by the by-laws and the Board. The Board has specified major roles for the LID that centrally involve that director in coordinating the independent director activities on the Board and its committees concerning, among other things, meetings, information flow, agenda setting and management oversight.

Gary Cappeline, an independent director, currently serves as the LID. Mr. Cappeline has served on each of the Board’s three standing committees, has chaired the Audit Committee and currently chairs the Compensation Committee. He was last re-elected as the LID at the 2014 annual organizational meeting of the Board to serve until the 2015 annual organizational meeting of the Board.

Since the creation of the office of the LID, the Board has reviewed from time to time the governance issues and principles relating to the existing combination of the offices of chief executive and chairman and has concluded that the interests of the Company and its stockholders are best served by maintaining the office of the LID and electing a qualified candidate to that office. Among factors that support that conclusion are the following: (i) the Board believes the existing combined structure and incumbent personnel involved would continue to work well for the benefit of the Company; (ii) there is no convincing evidence that the Company’s financial performance or other aspects of its business would be improved by splitting the roles; (iii) there is a concern that dividing the roles could weaken its ability to develop and implement critical strategies; (iv) as a matter of good governance, the Company already implements alternative measures to strengthen Board independence and oversight (for example, Board expansions have been solely with independent directors, Board committees are all being chaired by independent directors, and at Board and committee meetings, time is allocated for independent directors to meet in executive session without management personnel present); and

(v) although trends favor increased oversight by independent boards of directors, potential benefits of splitting the roles can be achieved in other meaningful ways such as by using the LID function concentrated in one independent director who could work in tandem with a non-independent chairman.

The Board retains the right at any time to review the issues of separation or combination of the Board leadership and management leadership and the discretion and power to make changes in that regard should it conclude circumstances warrant them.

The Board’s Role in Risk Oversight

The Company is exposed to a wide variety of risks in its business activities, including strategic risks, operational risks, financial risks, risks relating to general economic conditions and their effect on its industry, geo-political risks and risks relating to regulatory and legal compliance. The Company regularly discloses in its public filings material risks to its business and the steps it takes to identify and prevent or mitigate them.

One of the responsibilities of the Board is oversight of the Company’s risk management activities. In meeting that responsibility, the Board ensures that processes are in place to identify and evaluate the major risks faced by the Company and oversee and monitor the design and implementation of guidelines and programs to manage the Company’s response to those risks. The Board discharges its oversight function through a combination of its own efforts, those of its standing committees and the senior management structure of the Company. Senior executives manage material risks on a day-to-day basis and assist in managing risk in liaison with the Board and committees. The Board has adopted an Enterprise Risk Management Policy, or ERMP, for the Company providing an overall methodology for dealing with various types of risk.

According to the ERMP, the accountabilities for risk management at the Company are as follows:

•

Board of Directors (including through delegation to its committees). The Board is ultimately responsible for approving the Company Enterprise Risk Management framework and key risk management policies, including risk appetite parameters. It approves the overall Company strategy to ensure it fits with risk appetite, oversees the mitigation of strategic risk elements, such as executive succession planning and approval authority levels, and ensures that management is complying with risk management policies. Although the committees and mechanisms described below operate on a regular basis and circumstances may result in risk elements being the subject of Board attention at any time, the full Board itself devotes at least one session annually (normally in May or June in connection with its annual organizational meeting) focused on risk identification and management where it reviews risk identification and analyses made by the organization through the ERMP process. It does so on a full two year review cycle and on a one year interim cycle involving detailed updates, normally in conjunction with the timing of annual insurance coverage renewals. The delegations made by the Board to its standing committees with respect to risk can be summarized as follows:

•

Nominating & Corporate Governance Committee—this Board committee is generally responsible for the oversight of risk exposures not specifically delegated to the other Board committees and works directly with the Chief Risk Officer, or CRO, who is an executive officer of the Company. In practice, it is expected that the greater part of the Board-related ERMP activities will be conducted through this committee.

•

Audit Committee—this Board committee is generally responsible for oversight dealing with risk exposure arising from or relating to the Company’s financial reporting and financial controls. In this area, the committee is supported by the Company’s management team and internal audit function.

•	Compensation Committee—this Board committee is responsible for the Company’s compensation policies and programs and how they relate to risk.

•

Management’s Ethics and Governance Committee / Chief Executive Officer. This committee chaired by the CEO comprises a number of other senior executives and managers including the CRO to oversee management responsibilities with regard to risk. It is aligned with the Board through the Nominating & Corporate Governance Committee.

•

Management’s Leadership Team. This group, chaired by the CEO and comprising all business sector and function vice presidents, through its regular quarterly business review meetings and task forces, is responsible for reviewing the material risks listed during the risk identification process and implementing mitigation actions. It ensures that newly-observed risks, or changes in risks previously documented, are communicated to the CRO. In addition to this duty, it has responsibility for tactical business operation within pre-defined risk tolerance parameters.

•

Chief Risk Officer. This office, currently held by the Vice President, Strategy, provides leadership and guidance to the organization, and ultimately to the Board, with respect to ERMP processes. The CRO, assisted by insurance and loss prevention personnel, applies policies, frameworks, methodologies and tools in the areas of risk identification, risk assessment, risk response and risk monitoring to fulfill the responsibilities of (i) developing and implementing enterprise-wide risk reporting, (ii) ensuring consistent application of the ERMP framework and methodologies, and (iii) developing appropriate methodologies for determination of risk appetite at the Board level.

Risk Analysis of Performance-Based Compensation Plans

The Compensation Committee has discussed and analyzed elsewhere in this Proxy Statement the various elements of compensation provided to those persons identified as our “Named Executives”. The Committee believes that, although the larger part of compensation value provided to our Named Executives and key employees could be regarded as performance-based, our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our compensation programs encourage participants to remain focused on both short and long-term financial and other measures and to remain in Company service for extended periods of time. The bases for compensation under our programs have been broad, traditional measurements indicative of sound performance measured both internally and externally. For example, our performance share awards (under our long term incentive programs) generally vest only at the end of multi-year performance cycles, and award levels for each cycle have been based on returns on invested capital (ROIC) and other standards of profitability like growth in contribution margin (CM). The fact that these awards are stock-based, together with the nature of stock option and restricted stock awards made separately under our programs (also with installment vesting or exercisability) generally encourages participants to focus on sustained stock price appreciation over the long term.

Under our short term programs, awards paid in cash have been based on both Company financial achievement and fulfillment of individual goals. Historically, the financial goals have been based on broadly accepted measurements, such as adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), EPS (Earnings Per Share), FCF (Free Cash Flow) and/or WC (Working Capital as a percentage of sales), in each case measured against targets related to annual budgets. Participants’ personal goals are harmonized with overall Company goals and depend to a significant degree on non-financial measurements that may extend to risk reduction areas like health, safety, environment, quality and customer service. The harmonization to broader goals discourages excessive risk taking by individuals. Moreover, awards are not paid out to executives on individual goals if, at a minimum, Company goals are not met. The Company also has stock ownership guidelines that require long-term equity ownership by senior executives, a structure that keeps their interests aligned with stockholders for the long-term and discourages excessive risk taking harmful to all investors. For a more detailed discussion of these compensation programs, please see the Compensation Discussion and Analysis elsewhere in this Proxy Statement.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee, each of which currently has the membership shown in the table below.

Name	Audit	Compensation	Nominating & Corporate Governance
Gary Cappeline	X	X*
Linda J. Myrick		X	X*
Karen Osar	X*		X
Amado Cavazos		X	X
John Steitz	X	X
James Zallie	X		X

*	Chair

A complete copy of the Company’s corporate governance documents and charters are available on the Company’s website (www.innophos.com) under the tab “Investor Relations”, and then by selecting “Corporate Governance”, followed by “Documents and Charters”. The following are posted on the website:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating & Corporate Governance Charter

•	Corporate Governance Guidelines

•	Code of Ethics

•	Code of Ethics for Senior Financial Officers

•	Insider Trading Policy

•	Certificate of Incorporation

•	By-Laws

Under our by-laws and Delaware law, the Board has the power to form additional standing or special committees as it sees fit. Committee members are appointed by the Board and hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies on committees are filled by the Board. The Board designates a member of each of the standing committees as Chair, and each committee keeps a separate book of minutes of its proceedings and actions.

The principal duties and responsibilities of our standing committees are discussed below.

Audit Committee

The Board has adopted a written charter that defines the duties and responsibilities of the Audit Committee. The principal purpose and responsibilities of the Audit Committee is to provide assistance to the Board in fulfilling its oversight responsibility to:

•	review the integrity of the Company’s financial statements and its financial reporting process;

•	review the effectiveness of the Company’s internal accounting and financial controls;

•	review and monitor the performance of the Company’s internal audit function, if any, and independent registered public accounting firm;

•	select the independent registered public accounting firm and monitor its qualifications and independence;

•	review and monitor the Company’s compliance with legal and regulatory requirements;

•	review and discuss issues warranting Committee attention, including significant risks to the Company and the steps management has taken to minimize such risks;

•	review and investigate matters relating to the integrity of management, potential conflicts of interest and adherence to the Company’s policies;

•

establish procedures for internal complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	review and approve, as appropriate, related-party transactions for potential conflicts of interest;

•	review policies with respect to risk assessment and risk management, including the risk of fraud;

•	review the Company’s annual report, proxy statement and SEC filings (Form 10-K, Form 10-Q, Form 8-K, etc.), including Management’s Discussion and Analysis; and

•	prepare its report to be included in the Company’s annual proxy statement and any other filings, as required by SEC regulations.

Of the Committee members, the Board has determined that both Ms. Osar, chair of the Committee, and Mr. Cappeline meet the SEC’s definition of “audit committee financial expert”. All Committee members are “independent” as that term is defined by the NASDAQ Stock Market rules applicable to the Company.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee serves as the Company’s nominating committee. The principal purpose and responsibility of the Committee under its charter adopted by the Board is to:

•	develop and recommend qualification standards and other criteria for selecting new directors;

•	screen and recommend nominees for election as directors of the Company;

•	establish procedures and oversee annual evaluations of the Board, individual Board members and the Board committees;

•	develop, implement and oversee plans related to appropriate training, development, continuing education and improvement actions for the Board, individual Board members and the Board Committees;

•	oversee compliance with ethics policies and consider other matters of corporate and Board governance;

•

review the Company’s Code of Ethics, Code of Ethics for Senior Financial Officers, confidential information and insider trading policies, and any similar Company codes and policies, and, based on such periodic review, recommend changes to the Board;

•	review the makeup of the Board and its committees and recommend, as appropriate, changes in the number, function or membership;

•	assist the Board in its oversight of the Company’s ERMP process, and prepare the Board for its annual ERMP review; and

•	develop and review succession plans of the chief executive officer.

The Committee is to consist of at least two members; however, the Committee currently consists of four members, all of whom are independent.

The Committee will also evaluate candidates for the Board recommended by stockholders. Stockholders wishing to recommend a candidate may submit a timely recommendation in writing to the Secretary of the Company. That submission should include (i) the candidate’s name, age, address, occupation and share ownership; (ii) other biographical information that will enable the Committee to evaluate the candidate in light of the criteria; and (iii) information concerning any relationship between the candidate and the stockholder making the recommendation. No distinction is made by the Committee in considering candidates properly nominated by stockholders from those who may be nominated by directors, management or other sources.

The Committee is interested in nominating candidates (as needed subject to the size of the Board as determined by that body) who will make the strongest contributions toward the Board’s fulfillment of its overall responsibilities to manage the Company’s business in the best interests of the stockholders. The Company’s business in recent years has expanded beyond its original focus of specialty phosphate chemical manufacturing in North America to that of an international producer of performance critical and nutritional specialty ingredients for a variety of end markets, including food, beverage, dietary supplement, pharmaceutical, oral care and industrial. The Committee believes persons who can bring demonstrated successful experience in related fields, expertise in relevant disciplines, and who can work diligently, collegially, but with independent criticality, with senior management and fellow Board members will make the most desirable candidates for director. Although it has no specific criteria as to geographic or other diversity among directors or candidates, in recognition of the Company’s significant operations and human resources located in Mexico, the Committee believes it is important to have a presence on the Board reflecting that perspective.

Each year, the Committee conducts an evaluation process covering the Board of Directors, each Committee and each Board member. Typically, the process entails a combination of individual member interviews conducted by the LID, surveys and written comments. The Committee reviews all results, and then transmits them to the appropriate Committee or the Board. In turn, each Committee and the Board review and discuss the results at their next regular meeting, and take appropriate action.

Compensation Committee

The Compensation Committee has a written charter adopted by the Board. The Compensation Committee’s primary purpose and responsibilities are to:

•	review and approve compensation policies, including cash-based and equity-based incentive plans, for the Board and senior executives;

•

approve the annual goals and objectives for the chief executive officer; evaluate the chief executive officer’s performance in light of those goals and objectives; and recommend to the Board the chief executive officer’s compensation level based on this evaluation;

•	review and approve employment agreements, severance agreements or change of control agreements and other compensatory arrangements between the Company and its executive officers;

•	approve, adopt, amend and terminate pension and retirement plans of the Company;

•	approve the parameters of overall compensation policy throughout the entire Company;

•

produce all reports on executive compensation required on behalf of the Committee or the Board, review all other compensation discussion and analysis disclosure materials, and generally oversee compliance with the compensation reporting requirements of the Securities and Exchange Commission; and

•

retain or obtain the advice of any compensation consultant, legal counsel or other adviser as determined by the Committee in its sole discretion; and directly manage the appointment, compensation and oversight of such advisers.

The Committee regularly consults with external, independent consultants and may consult with outside legal advisors that advise it on compensation issues. The Committee has the final authority to retain and terminate compensation consultants and determines the terms and conditions of those relationships, including compensation. In their engagements, compensation consultants receive directions from, and consult with, the Committee, as well as senior management. In the course of its duties, the Committee discusses with the consultants executive compensation matters it deems appropriate outside the presence of management. Although the Committee seeks and considers the information and advice provided by its consultants, decisions by the Committee are ultimately the Committee’s responsibility.

During 2014, the Committee engaged Mercer (USA), Inc. (“Mercer”) to provide compensation related services and advice relating to executives. Mercer reported directly to the Committee, and the nature and scope of the principal executive compensation services rendered for 2014 by it to the Compensation Committee and on its behalf can be summarized as follows: (i) guidance with respect to executive compensation, taking into account the Company’s business strategies, pay philosophy, stockholders’ interests, prevailing market practices, and relevant legal and regulatory mandates; (ii) assistance with the assessment and implementation of short-term and long-term incentive compensation programs; and (iii) advice with respect to best practices related to executive compensation and Compensation Committee activities.

For 2014, the Company incurred $222,067 of fees and expenses in respect of executive compensation services performed by Mercer, all of which were in support of the Committee’s functions. For 2014, the Company and its subsidiaries also expended approximately $221,000 for insurance brokerage and additional advisory services performed by an affiliate of Mercer. Those services were considered ordinary and necessary for the ongoing protection of corporate assets and personnel or in furtherance of strategic development and were not approved by the Board or any committee thereof. The insurance relationship with Mercer’s affiliate originated with the Company’s organization in 2004, was known at the time Mercer was first retained for executive compensation services, and is not considered by the Company to present a conflict of interest or adversely affect Mercer’s independence.

The Compensation Committee assessed the independence of Mercer and all other outside advisors retained to advise it on compensation matters in 2014 and determined that there were no conflicts of interest. In compliance with its charter and in reaching these conclusions, the Committee considered Rule 10C-1(b)(4) of the Securities Exchange Act of 1934, as amended, and the corresponding independence factors in Rule 5605(d)(3) of the NASDAQ Stock Market regarding compensation advisor independence and believes that its advisors were able to independently advise the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

There are no relationships required to be disclosed under this section.

Compensation of Directors

Our by-laws allow directors to be paid compensation, including allowances and attendance fees, as the Board may from time to time determine. Only non-employee directors are currently eligible for such compensation, and directors who are employees of the Company receive no compensation for their service on the Board.

The objective of our director compensation programs is to enable the Company to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. From time to time, our Compensation Committee reviews the levels, types and mix of compensation paid to directors, considers market conditions and prevailing practices with its consultants and makes recommendations to the Board for its consideration concerning director compensation. Consistent with those objectives and procedures, the compensation paid to our non-employee directors in 2014 was structured as follows:

Fee Type	Value in $		Notes
Annual Retainer Cash	45,000	(1)
Annual Retainer Stock	60,000	(2)	(Payable in shares following election at annual meeting)
Annual Lead Independent Director Fee	20,000
Annual Committee Membership:
Audit	7,500		($15,000 for chair)
Compensation	2,500		($7,500 for chair)(3)
Nominating & Corporate Governance	2,500		($7,500 for chair)(3)
Meeting Fee (for each Board or committee meeting)(4)
Board in person	1,500
Committee in person	1,000
Any telephonic attendance	500

(1)	Effective January 1, 2015, annual retainer cash increased to $75,000.
(2)	Effective January 1, 2015, annual retainer stock increased to $85,000.
(3)	Effective January 1, 2015, annual cash retainer amounts increased to $10,000.
(4)	Effective January 1, 2015; (a) a $1,500 attendance fee will be payable per each board meeting attended in excess of six per calendar year, regardless of the manner of attendance; and (b) a $1,000 attendance fee will be payable per committee meeting attended, regardless of the manner of attendance.

In order to better align the interests of directors with those of the stockholders, we utilize an annual stock retainer referred to in the table above and reflected in the table below, pursuant to which our non-employee directors receive a portion of their annual fee (currently the equivalent of $85,000 in fair market value at time of issue) in actual shares of Company Common Stock following their successful election or re-election at annual meetings. Directors are subject to the Company’s Executive and Director Stock Ownership Policy, under which they are afforded until five years after first election to achieve and maintain a level of ownership of Common Stock equal in value to five times the amount of their annual cash retainer (currently $75,000). At the current level of cash retainer and an illustrative price per share of Common Stock of $55, compliance with the policy would require each director to own a minimum of 6,819 shares.

For services rendered as directors in all Board and committee capacities in 2014, we provided for our directors the following compensation:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gary Cappeline	96,500	60,008	—	—	—	—	156,508
Amado Cavazos	80,500	45,008	—	—	—	—	125,508
Linda Myrick	80,582	45,008	—	—	—	—	125,590
Karen Osar	81,423	60,008	—	—	—	—	141,431
John Steitz	72,000	60,008	—	—	—	—	132,008
James Zallie	18,579	—	—	—	—	—	18,579

(1)	Represents all fees earned during the year ended December 31, 2014.
(2)	On May 30, 2014, the Company issued 1,143 shares of Common Stock valued at a closing market price of $52.50 per share as an annual stock retainer to each Independent Director. The stock was immediately vested. For purposes of covering the estimated taxes payable, Ms. Myrick and Mr. Cavazos elected to receive cash in-lieu of stock in the amount of $15,000.

Each of our current directors has entered into an indemnity agreement with the Company. Under those agreements, we have agreed generally to indemnify the directors against liabilities, including advancing litigation expenses, incurred in connection with their service for our Company, its subsidiaries or other entities at our request.

Other Corporate Governance Matters

The Board sets high standards for the Company’s employees, officers and directors. Implicit in sound corporate governance is a philosophy of lawful conduct and ethical behavior toward the various interests affecting or forming part of the corporate landscape. To fulfill its responsibilities and to discharge its duty, the Board of Directors follows the procedures and standards that are set forth in guidelines, codes and charters adopted by the Board. These governing principles are subject to modification from time to time as the Board deems appropriate in the best interests of the Company or as required by applicable laws and regulations.

The Company’s principal guidelines are contained in its Code of Ethics, its Code of Ethics for Senior Financial Officers and its Insider Trading Policy. In addition to these codes and policies, other rules and principles of the Company’s corporate governance are contained in the Corporate Governance Guidelines and the charters of its three standing committees of the Board. The Guidelines, Codes and Policy are available on the Company’s website (www.innophos.com) under “Investor Relations”, then “Corporate Governance”, and then “Documents and Charters”.

Policy on Communications from Security Holders and Interested Parties

Security holders and interested parties may send communications through the Corporate Secretary of the Company to (1) the Board, (2) the committee chairs, or (3) the outside directors as a group. The Corporate Secretary will collect, organize and forward all communications, in that officer’s judgment, which are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include personal employment matters, solicitations for products or services, and matters not relevant to the functioning of the Board, stockholder interests or the affairs of the Company.

Policy With Respect To Related Person Transactions

The Board has adopted a written policy that requires certain transactions with “related persons” to be approved or ratified by its Nominating & Corporate Governance Committee or Compensation Committee (for compensation matters within the scope of the Compensation Committee charter). For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Company’s voting securities; and (iii) any “immediate family member or affiliate” of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $100,000. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the applicable Committee for individual approval. The standards applied by the applicable Committee when reviewing transactions with related persons would be expected to include (a) the benefits to the Company of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally, and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Company.

Since the beginning of 2014, the Company has engaged in no transaction, nor is it aware of any currently proposed transaction, in which any related person had or will have a direct or indirect material interest.

Proposals

The Board will present to the stockholders for their consideration and approval at the Meeting the five Proposals detailed below.

Proposal 1

Election of Board Members

The Company’s certificate of incorporation and by-laws provide for the size of the Board to be determined by Board action taken from time to time. At present, the full Board has been set at seven with all the directors’ terms of office set to expire with the 2015 Annual Meeting. All the directors listed below are currently serving on the Board, all have been nominated for re-election, and all have agreed to serve if re-elected.

Gary Cappeline	Age:	65
	Director Since:	2007
	Current Committees:	Compensation (Chair) and Audit
	Biography and Other Directorships:	Gary Cappeline is currently the Lead Independent Director. Mr. Cappeline currently serves as an Operating Partner of AEA Investors LLC, a private equity investment fund headquartered in New York City. Before joining AEA in 2007, Mr. Cappeline was president and chief operating officer of Ashland Inc., a diversified chemical company, to which he returned in 2002 after service as a senior executive in the chemical sectors at Engelhard Corporation and Honeywell International. He also served as chemical industry partner at Bear Stearns Merchant Bank. Mr. Cappeline currently serves on the board of directors of Evoqua Water Technologies (a manufacturer of water purification equipment), Shoes for Crews LLC (a manufacturer of slip resistant footwear), Swanson Industries (a mining equipment repair business), and RelaDyne Inc. (a distributor of lubricants and fuels). He previously served as a board and executive committee member of the American Chemistry Council (a chemical industry trade association) and the Board of Unifrax Corporation (a manufacturer of high temperature insulation products).

Amado Cavazos	Age:	70
	Director Since:	2008
	Current Committees:	Compensation and Nominating & Corporate Governance
	Biography and Other Directorships:	Amado Cavazos is a director of Innophos. Mr. Cavazos retired from Du Pont, S.A. de C.V. in 2003 after holding numerous management and executive positions in Mexico, Venezuela, Puerto Rico and USA since 1968. From 1996 to 2003, Mr. Cavazos was Director of Coatings Businesses for Mexico and Central America. He was Group Director of Du Pont Mexico from 1993 to 1995 and Director of Corporate Planning from 1989 to 1993. During this time he represented Du Pont on several Boards of Directors; Nylon de Mexico, Tetraetilo de Mexico, Química Fluor, and Industrias Tecnos. From 1982 to 1987, Mr. Cavazos was Group Director for Du Pont Mexico and COO for three of its joint ventures, reporting directly to the Boards of Directors (Pigmentos y Productos Químicos, La Domincia and Química Fluor). Mr. Cavazos earned a B.S. in Chemical Engineering from Virginia Polytechnic Institute and an M.B.A. from Tecnológico de Monterrey. He served as member of the executive committee 1990-1999 and Chairman 1999-2001 of ANIQ, the chemical manufacturers association of Mexico.

Randolph Gress	Age:	59
	Director Since:	2004
	Current Committees:	None
	Biography and Other Directorships:	Randolph Gress is Chairman of the Board, Chief Executive Officer, President and Director of Innophos. Mr. Gress joined Innophos as Chief Executive Officer and Director at the company’s inception in 2004. He joined Rhodia in 1997 and held various positions including Global President of Rhodia’s Specialty Phosphates business and Vice President and General Manager of the Sulfuric Acid business. Prior to joining Rhodia, Mr. Gress spent 14 years at FMC Corporation where he worked in various managerial capacities in Strategic Planning, Business, Operations, and Supply Chain. From 1977 to 1980, Mr. Gress worked at Ford Motor Company in various capacities within the Plastics, Paint and Vinyl Division. Mr. Gress earned a B.S.E. in Chemical Engineering from Princeton University and an M.B.A. from Harvard Business School. Mr. Gress currently serves on the Board of Directors for Coeur Mining, Inc., a precious metals mining company.

Linda Myrick	Age:	59
	Director Since:	2006
	Current Committees:	Compensation and Nominating & Corporate Governance (Chair)
	Biography and Other Directorships:	Linda Myrick is Program Director for Research & Development for American Air Liquide, Inc. in Newark, DE, a position she has held since January 2012. Previously she was Group Manager for Research & Development for Air Liquide Santé International in Paris, France, and Vice President & General Manager for Scott Specialty Gases, Inc., which was acquired by Air Liquide in 2007. Before joining Scott in 2004, she served as an independent member of the Board of Directors of Berwind Pharmaceutical Services, Inc., West Point, PA. From 2001 to 2003, she held various executive management positions with Rhodia, Inc. including Vice President & General Manager, North America for Home, Personal Care & Industrial Ingredients, and Vice President & General Manager, North America for Specialty Phosphates. Prior to joining Rhodia, Ms. Myrick held a number of positions in marketing, strategic planning and business management with FMC Corporation, Philadelphia, PA. Ms. Myrick earned a B.S. in Chemical Engineering from the University of Delaware and an M.B.A. from the Wharton Graduate School of the University of Pennsylvania.

Karen Osar	Age:	65
	Director Since:	2007
	Current Committees:	Audit (Chair) and Nominating & Corporate Governance
	Biography and Other Directorships:	Karen Osar was Executive Vice President and Chief Financial Officer of Chemtura Corporation, a $4.0 billion specialty chemicals manufacturer headquartered in Connecticut from 2004 through Chemtura’s formation in 2005 (and from 2004 was Executive Vice President of a predecessor company) until her retirement in March 2007. From 1999 through 2003, she served first as Chief Financial Officer of Westvaco Corporation and subsequent to its merger with Mead Corporation in 2002, Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation, primarily a provider of packaging solutions and products to major branded goods manufacturers. She also held the position of Vice President and Treasurer of Tenneco, Inc., an industrial conglomerate, from 1994 to 1999. Previously she served as Managing Director, Investment Banking, at JP Morgan and Company. Ms. Osar currently serves as a director of Webster Financial Corporation, a bank holding company, and SAPPI Ltd., a leading global producer of paper and chemical cellulose based in Johannesburg, South Africa.

John Steitz	Age:	56
	Director Since:	2009
	Current Committees:	Audit and Compensation
	Biography and Other Directorships:	John Steitz was appointed Chief Executive Officer of Addivant Corporation, a leading global supplier of antioxidants, intermediates, inhibitors, modifiers, UV stabilizers and other additives to the plastic and rubber industries, in March 2015. Before joining Addivant, Mr. Steitz served as President and Chief Operating Officer of PQ Corporation, a leading worldwide producer of specialty inorganic performance chemicals and catalysts, from October 2013. Prior to joining PQ Corporation, he served as President and Chief Executive Officer of Avantor Performance Materials from August 2012 and, prior to that time, as President and Chief Operating Officer of Albemarle Corporation, a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals. During his tenure at Albemarle, he led global expansion into China, Russia, South America and the Middle East. He also managed several strategic acquisitions and integrations, while restructuring Albemarle’s R&D function to improve the company’s vitality in new product offering and revenues. Before joining Albemarle, Mr. Steitz spent twenty years at Mallinckrodt, Inc., holding a variety of positions of increasing responsibility. He eventually served as vice president and general manager of Mallinckrodt’s pharmaceutical chemicals division, where he helped the company generate record earnings and growth.

James Zallie	Age:	57
	Director Since:	2014
	Current Committees:	Audit and Nominating & Corporate Governance
	Biography and Other Directorships:	James Zallie serves as Executive Vice President Global Specialties and President North America and EMEA for Ingredion Incorporated, a global leader in ingredient solutions for food, beverage, brewing, pharmaceutical and other industrial markets, where he is also a member of the executive leadership team. Mr. Zallie joined Ingredion in 2010 with the acquisition of National Starch LLC, a company where he had worked for more than 27 years in various positions of increasing responsibility, first in technical, then in marketing and international business management, and finally as President and CEO. Mr. Zallie holds master’s degrees in food science and business administration from Rutgers University and a Bachelor of Science degree in food science from Pennsylvania State University.

Among the factors considered by the Nominating & Corporate Governance Committee in recommending, and the Board in nominating, the above candidates, all of whom are being proposed for re-election were the following:

Nominee	Material Factors Considered

Mr. Cappeline	His business background and senior responsibilities as an executive in the chemical industry and merchant/investment banking field, as well as his prior leadership as chair of two Board standing committees, his qualifications as a financial expert for Audit Committee purposes, and his role as the LID which he has held since the creation of that office.

Mr. Cavazos	His experience in numerous managerial positions with a global chemical producer, particular strength in operations and familiarity with the industry environment in Mexico and Latin America.

Mr. Gress	His extensive background and experience as an executive in the specialty chemical industry, his leadership role in the founding of the Company in 2004 and guiding it from leveraged buyout vehicle to publicly traded entity, his experience as chief executive officer of the Company overseeing and expanding its business and developing its leadership structure for nearly nine years and his right under an employment contract to be nominated to the Board and be chosen as chairman if elected.

Ms. Myrick	Her experience in the immediate predecessor business to the Company, participation in the Board from 2006 as its first independent director, managerial expertise in the fields of technical research and development, and leadership of a standing Board committee.

Ms. Osar	Her extensive experience and leadership positions in diverse major manufacturing and chemical companies, including expertise in banking, finance, treasury and prior service as a chief financial officer, her leadership as chair of a standing Board committee, and qualifications as a financial expert for Audit Committee purposes.

Mr. Steitz	His extensive experience and senior leadership positions in the specialty chemical industry with particular emphasis and strength in operations.

Mr. Zallie	His international experience and background in the food ingredient and specialty chemical industries, with core strengths in strategy, technology management and innovation, marketing and operational execution.

Your Board recommends that Stockholders Vote FOR all Seven (7) Nominees Listed Above.

Proposal 2

Approval of Selection of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP, or PwC, has served as the independent auditor (now referred to as the independent registered public accounting firm) of the Company since its creation in 2004. We believe that their knowledge of Innophos’ business and its organization gained through their prior service is valuable. Partners and employees of PwC assigned to the Innophos engagement are periodically rotated, thus giving us the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the years 2014 and 2013, PwC performed professional services for Innophos and its subsidiaries in connection with audits of the financial statements, due diligence services and tax services. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission.

Based on their review of the performance of PwC and discussions with that firm and as set forth in its report under “Audit Committee Report”, the Audit Committee selected PwC to serve as the Company’s independent registered public accounting firm for 2015. The stockholders are being asked to approve that selection.

Your Board recommends that Stockholders Vote FOR the Approval of the Selection of PwC as Independent Registered Public Accounting Firm for 2015.

Proposal 3

Advisory Vote on Executive Compensation

In Proposal 3, we provide stockholders the opportunity to cast an advisory, non-binding vote, popularly known as a “say on pay”, regarding the compensation of our Named Executives, as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission, or SEC, rules. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, which amended the Securities Exchange Act of 1934, requires a “say on pay” vote and another periodic advisory vote on the “frequency of say on pay”. At the 2011 Annual Meeting, a majority of votes cast on the frequency issue favored holding advisory votes regarding “say on pay” annually, a practice which was then adopted by the Board.

The Proposal consists of the following non-binding resolution to be presented to the 2015 Annual Meeting:

RESOLVED, that the stockholders of Innophos Holdings, Inc. (the “Company”) hereby advise that they approve of the compensation paid to the Company’s Named Executives, as disclosed pursuant to SEC rules under Executive Compensation, including the Compensation Discussion and Analysis and any related material disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting.

While this vote is not binding on the Company or the Board of Directors and will not change their fiduciary duties, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices that the Compensation Committee intends to consider when determining executive compensation for the future. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executives and the philosophy, policies and practices described in this Proxy Statement that set compensation.

You should read the Compensation Discussion and Analysis, which discusses how our executive compensation policies and programs implement our compensation philosophy, and the compensation tables in this Proxy Statement. We believe you should also consider the following key factors in determining whether to approve this proposal:

•

Our executive compensation program has been designed to establish a strong pay-for-performance culture based on the achievement of key business objectives reinforced by incentive-based pay. While total remuneration opportunities for executives were reflective of competitive opportunities and best practices in the marketplace, they were contingent upon the attainment of levels of performance identified with increasing shareholder value both for the short and long-term.

•

Our 2014 cash-based short-term incentive program (STIP) was based on attainment of key Company business objectives, including Earnings Per Share (EPS) and Average Working Capital as percentage of sales (AWC), as well as attainment of personal objectives designed to complement Company performance. The STIP goals were both financial and non-financial and quantitative and qualitative in nature. Company-wide achievement for 2014 measured by the performance measures was above the target level for the “C Factor” at 1.19, or 119% of target. This resulted in a payout under the STIP for 2014 of $6.2 million, compared to a payout under the STIP of $0 for 2013 (when the C Factor score was below the threshold level) and $4.2 million for 2012 (when the C Factor score was at the threshold of 0.50).

•

Our long-term incentive program (LTIP) grant of performance shares made in 2014, like grants in prior years, was based on a three year performance cycle. For the 2014 grants, it utilized performance metrics equally weighted for Return on Invested Capital (ROIC) and Contribution Margin (CM) growth. The goals for those metrics were established based on our budget and projections and refined to reflect the Company’s most recent strategic goals as known at the time. There were no performance share payouts made in 2015 to our Named Executives from the cycle ending in 2014, reflecting an overall performance level for the cycle (which depended on three year averaging) that fell short of targets. Our LTIP awards of stock options for last year were made at fair market value in March 2014 when our stock was trading at $55.49 per share. When the first portion of those grants became exercisable in 2015, the stock was trading at $57.49 per share.

•

Our executive compensation was again well-aligned with performance in 2014. We continued to generate strong cash flow, the majority of which we returned to our shareholders, despite external headwinds that hindered growth on our top line. We were able to generate stronger bottom-line performance supported by operational efficiency improvement efforts at our Coatzacoalcos facility. This helped generate a $23 million increase in operating income compared to 2013 and a 310 basis point improvement in our Specialty Phosphates operating income to over 14% in 2014. Our cash flow conversion was very strong in 2014, with $97 million of free cash flow for the year, which was 51% higher than our net income. This strong cash flow enabled us to execute against our shareholder return initiatives, with 21% higher dividends paid in 2014 compared to 2013 and share buybacks four times greater than any previous year. 105% of our full-year net income was returned to our shareholders, $38 million through dividend payments and $30 million on share buybacks, for a total of $68 million. A new share buyback program was also announced in December 2014 for $125 million of repurchases in 2015 which represents roughly 10% of our market capitalization.

•

Our executive compensation program has been designed to align management’s interests with our stockholders’ interests through stock ownership. We encourage long-term stock ownership by our employees and maintain stock ownership guidelines requiring Named Executives to hold common stock with values at least equal to specified multiples of their respective base salaries. Generally, under our LTIP, our stock option awards take three years to fully vest, and our performance share awards are based on multi-year cycles, generally requiring continued employment to receive an award payout. The value of equity awards made to our Named Executives in 2014 under our LTIP was more than 30% of total compensation.

•

Our executive compensation program and policies have been operated to avoid problematic pay practices. For example, our Named Executives are provided minimal perquisites, we have not participated in any practice of surrendering or re-pricing stock options, severance provisions in “change of control” circumstances affecting our Named Executives under their executive employment contracts are all “double-trigger” (that is, requiring both a control change and an actual or constructive termination in a limited time frame), we have discontinued tax “gross up” provisions for change in control payout purposes in new executive employment contracts, and we have adopted policies that curtail hedging activities and recoup or “clawback” overpayments of incentive compensation from our executives under circumstances of financial restatements.

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s Named Executives. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Your Board recommends that Stockholders Vote FOR the advisory vote approving the compensation of the Named Executives. Unless you instruct otherwise on your proxy card or by other voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

Proposal 4

Proposal to Re-Approve the Material Terms of the Performance Goals of the Executive, Management and Sales Incentive Plan, as amended

Introduction

The Board recommends that the stockholders re-approve the material terms of the performance goals of the Executive, Management and Sales Incentive Plan, as amended to date (the “STIP”) maintained by the Company’s principal operating subsidiary, Innophos, Inc. That plan authorizes the payment of incentive cash compensation on an annual basis to participants who are employees of that company and certain affiliates. The STIP is intended to be the cornerstone of the Company’s short-term incentive program providing part of the Company’s overall market competitive compensation to employees. In this discussion, the term “Company” includes Innophos, Inc. as the context requires.

Depending upon the achievement of goals established in advance under the plan, the STIP was designed to provide “performance based” compensation exempt from the annual $1,000,000 deductibility limitation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) applicable to “covered employees,” including our Named Executives. The current STIP was adopted by the Board of Directors on April 28, 2010 and approved by the Company’s stockholders at the 2010 Annual Meeting. Since that time, it has been amended once, as permitted by the plan (and as explained below). However, the current STIP is substantially similar as the 2010 plan, with no changes made to the possible types of performance goals that can be set under it. Nevertheless, the Compensation Committee, which administers the STIP, retains the discretion and flexibility to choose among the various categories of goals and establish the exact levels of performance for the Company under the chosen goals for the achievement of awards by participants in the STIP. The Committee has exercised that discretion each year that the STIP has been in operation.

The Company has been advised that, due to the Committee’s discretion mentioned above, the Code and applicable regulations require the Company to re-submit the material terms of the performance goals of the STIP to stockholders for approval not less than once every five years. Accordingly, the sole purpose of this Proposal is to seek re-approval, due to the technical requirements of Section 162(m) of the Code, of matters already approved by the stockholders in 2010. The STIP already has been adopted in accordance with all provisions of Delaware law applicable to the Company, and no stockholder approval is being sought for that or any other purpose.

The full text of the STIP has been attached to this Proxy Statement as Appendix A, and all descriptions of the plan are qualified by reference to that appendix. The STIP has been structured so that the performance parameters on which targets are selected may vary from year to year as selected by the Compensation Committee. The Committee, by the 90th day of each fiscal year, may select from a variety of performance measures or any combination of them or adjustment to them, all as specified under the caption “Other Performance Measures” in the STIP, provided that no adjustment can be made that would result in any award failing to qualify as performance based compensation under Code Section 162(m) referred to above. For a more detailed discussion of the operation of the STIP as applied to the Named Executives for 2014, please see the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement.

The affirmative vote of a simple majority of the votes cast on the issue will be sufficient for the re-approval. If the stockholders do not re-approve the material terms of the performance goals of the STIP, the plan will nevertheless remain effective, but will not likely be able to operate within the confines of Section 162(m) at the historic level of awards made under it to one or more Named Executives.

Intervening Amendment

In March 2015, the STIP was amended to increase the flexibility in the mix of Company and individual performance components in the plan affecting participants who were not Named Executives or executives on the “Leadership Team.” The change was from a required 50-50 basis for each award (i.e. 50% of the award being made dependent on a Company Factor (as explained below) and 50% dependent on an individual or Personal Factor (as explained below) for all such participants to a permitted range of 25% to 50% of the total award being dependent on the Company Factor and the remaining 50% to 75% on the Personal Factor. The change was made primarily to allow participants from eligible subsidiaries to be rewarded for more focus on results from their business units and less on the overall Company results, as would be the case with higher C Factor percentages.

Also in March 2015, the STIP was amended to allow participation by executives, managers, sales persons and other key contributors of all of the Company’s subsidiaries, not just its subsidiaries in the US, Mexico and Canada as previously provided. Among other things, this change would allow inclusion of individuals worldwide and was judged better suited to the expanding scope of the Company’s business and diverse locations of its people.

Description of Terms and Key Features of the STIP

Purpose. The STIP is designed to promote the interests of the Company by providing senior executives, managers and sales persons with incentives and rewards commensurate with the achievement of the business and their personal achievement of business objectives.

Participation and Eligibility. Executives, managers, sales persons and other key contributors of the Company and certain of its subsidiaries, including foreign ones, who have signed certain employee agreements are eligible to participate upon timely nomination and proper approval. Adding participants or changing target incentives during a year requires special approvals, including that of the Compensation Committee for the CEO. New participants generally are not added in the last five months of a bonus year, except for certain new hires, and where interim participation is allowed, targets/awards are prorated for the number of months of participation. The total number of Company employees participating in the STIP and receiving payment of incentive compensation in 2014 was approximately 200.

Bonus Target Guidelines. The STIP establishes target incentive range guidelines as a percentage of base salary. These are divided according to specified salary grades up to the CEO and executive team and range from 10% of base salary up to 35% for senior managers and higher percentages determined by the Compensation Committee for the CEO and executive team. Please see the Compensation Discussion and Analysis elsewhere in this Proxy Statement for the levels set for the Named Executives. Actual award levels may be lower or higher than the guidelines. Individuals in all grades nominated for the program are expected to meet certain criteria, including high performers or high potential, managers of areas having high impact on the business, or functional experts.

Base Salary and Payment. The awards are based on salary at year end of the bonus year and are paid annually as soon as practicable following review of the Company’s audited financial results. With prior Board or committee approval, bonuses may be paid more frequently than annually, subject to the overall annual targets and limits. Bonus payments are net of all required tax withholding. Generally, termination of employment before award distribution results in a forfeiture of the award, except in cases of retirement, death or disability. Participants on extended disability leave or approved leave of absence may receive pro-rated awards.

Bonus Formula; Maximum Bonus. The STIP provides for common and personal components (also referred to in this Proxy Statement respectively as “Company” or “C” Factors and “Personal” or “P” Factors) with percentage weights for each bonus year to be established by the Compensation Committee depending on the management position involved. The current percentage weights established under the STIP are 70%/30% Company/Personal for the Named Executives and members of the “Leadership Team”, and a range from 25-50% on C Factor and 50-75% on P Factor for all other participants. In general, the bonus equals base salary times target percentage times common and personal results. Full achievement of target is assumed to equal 1.0 for both factors with actual scores as low as zero for either factor and as high as 3.0 for Company (reduced to 2.0 effective in 2015) and 2.0 for Personal. The C Factor results are measured by financial performance against targets of parameters and in amounts proposed annually by management and approved by the Compensation Committee. Personal factor components are proposed by participants and approved by managers or by the Compensation Committee in the case of the CEO. Measurement of P Factors is by scoring and, in the case of the named executives, by the Compensation Committee for the CEO and by the CEO in consultation with the Compensation Committee for the others. Except for the CEO, management has responsibility and discretion to adjust P Factor results giving consideration to changes in the business environment and job behavior of the participant. Amounts paid to the named executives under the STIP are shown in the Summary Compensation Table and discussed in the Compensation Discussion and Analysis provided by the Compensation Committee in this Proxy Statement. The bonus payments made to all participants under the STIP aggregated $6.2 million for incentive compensation earned for the year ended December 31, 2014. The amounts to be paid in the future under the STIP will be a result of the application of the plan’s formula applicable to participants’ achievements of the parameters relative to base salary. However, the plan contains a number of limitations in order to remain compliant with Code Section 162(m), including a limitation of a maximum payout fixed at not more than $5.0 million per year per participant.

Certain Administrative and Related Matters. The obligations under the STIP are unfunded and to be paid from the Company’s general assets. Nevertheless, they are budgeted for and accrued according to generally accepted accounting principles in the United States. The STIP is not an exclusive method of providing incentive compensation. Participation in one bonus year confers no right to continued participation in another year, and no rights to continued employment. Amounts payable under the STIP generally are not alienable or subject to lien in advance by participants.

Amendment and Termination. The STIP may be terminated or amended by the CEO and Vice President, Human Resources, acting as a committee of two, except as concerns the incentives affecting the CEO and officers reporting directly to the CEO. Changes to the incentives of any of such persons require the approval of the Compensation Committee, which also has full power in every respect to amend or terminate the plan. No amendment or termination may affect the right of a participant to payment of an amount that has been determined prior to the amendment or termination. Subject to the initial approval of stockholders, the STIP will continue in effect as adopted until it is modified or terminated.

Your Board recommends that Stockholders Vote FOR the Re-Approval of the Material Terms of the Performance Goals of the STIP.

Proposal 5

Proposal to Re-Approve the Material Terms of the Performance Goals of the 2009 Long Term Incentive Plan

Introduction

The Board recommends that stockholders re-approve the material terms of the performance goals under the Innophos Holdings, Inc. 2009 Long Term Incentive Plan (the “2009 LTIP”). This plan allows for the granting and awarding of a wide range of incentive compensation based on the Company’s Common Stock, and serves as the central vehicle of the Company’s long term incentive program. The 2009 LTIP was adopted to encourage selected employees to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders, and to enhance the Company’s ability to attract and retain exceptionally qualified individuals.

Depending upon the achievement of goals established in advance under the plan, the 2009 LTIP was designed in part to provide “performance based” compensation exempt from the annual $1,000,000 deductibility limitation under Section 162(m) of the Code applicable to “covered employees”, including our Named Executives. The 2009 LTIP was adopted by the Board of Directors and approved by the Company’s stockholders at the 2009 Annual Meeting. Since that time, the Compensation Committee, which administers the 2009 LTIP, has retained the discretion and flexibility to choose among the various categories of performance goals set forth in the plan and establish the exact levels of performance for the Company under the chosen goals for the achievement of awards by participants in the 2009 LTIP. The Committee has exercised that discretion each year that the 2009 LTIP has been in operation.

As discussed in Proposal 4 regarding the STIP, the Company has been advised that, due to the Committee’s discretion mentioned above, the Code and applicable regulations require the Company to re-submit the material terms of the performance goals of the STIP to stockholders for approval not less than once every five years. Accordingly, the sole purpose of this Proposal is to seek re-approval, due to the technical requirements of Section 162(m) of the Code, of matters already approved by the stockholders in 2009. Upon such re-approval, the Company expects that the awards made under the 2009 LTIP will qualify as “performance based” compensation under Section 162(m), and will therefore be exempt from the $1,000,000 deductibility limitation under Section 162(m). Because re-approval was not sought in 2014, the Company estimates that there may be an immaterial impact on the Company’s allowable income tax deductions relating to one Named Executive for 2014 arising from the operation of Section 162(m).

We note that this proposal does not seek any amendment of the existing provisions of, or performance goals contained within, the 2009 LTIP. Importantly, approval of this proposal will not increase or otherwise affect the number of shares available for grant under the 2009 LTIP or the potential dilution to stockholders from awards granted under the 2009 LTIP.

The affirmative vote of a simple majority of the votes cast on the issue will be sufficient for the re-approval. If the stockholders do not re-approve the material terms of the performance goals of the 2009 LTIP, the plan will nevertheless remain effective, but will not likely be able to operate within the confines of Section 162(m) at the historic level of awards made under it to one or more Named Executives.

Description of the 2009 LTIP

The full text of the 2009 LTIP has been attached to this Proxy Statement as Appendix B, and all descriptions of the plan are qualified by reference to that appendix. Capitalized terms used in this section are defined in the 2009 LTIP. The 2009 LTIP authorized the issuance of up to 2,400,000 shares of Common Stock. As of April 1, 2015, there were 1,301,910 shares remaining available for issuance under the 2009 LTIP.

Eligibility. Participation in the 2009 LTIP is limited to directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee, including participants located outside the United States. Nothing in the 2009 LTIP or in any Grant confers any right on a participant to continue a relationship with the Company.

Administration. The 2009 LTIP is administered by the Committee. The Committee has the authority to establish rules and guidelines for the administration of the 2009 LTIP; select the employees and other participants to whom awards are granted; determine the types of awards to be granted and the number of shares covered by such awards; set the terms and conditions of such awards; and cancel, suspend and amend awards, subject to the 2009 LTIP limitations. The Committee has the sole discretion to make determinations and interpret the 2009 LTIP. In order to comply with SEC rules, the Committee will not delegate to Company officers or other employees authority to grant or deal with awards for persons who file reports under Section 16 of the Securities Exchange Act of 1934 (covering officers, directors and greater than 10% stockholders of the Company). The 2009 LTIP has no fund or other pool of assets, and all costs of its administration are borne by the Company.

Shares Available for Awards. Shares delivered pursuant to an Award may consist of authorized and unissued Common Stock or Common Stock held in treasury. If any Common Stock covered by an Award under the 2009 LTIP is forfeited or is the subject of an Award that expires or otherwise terminates without delivery of shares, then the shares covered by the Award will again be available for Grants under the 2009 LTIP. In an acquisition, any Awards made and any of the shares delivered upon the assumption of or in substitution for outstanding Grants made by the acquired company will not be counted against shares available for granting awards under the 2009 LTIP. Dividend equivalents denominated in shares generally will not be awarded. Any Awards not denominated, but potentially payable, in Common Stock will be counted against the aggregate number of shares available under the 2009 LTIP in such amount, and at such time, as settlement is made in Common Stock. Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may only be counted once against the aggregate number of shares available for the 2009 LTIP.

Common Stock surrendered for the payment of the exercise price or withholding taxes under stock options or SARs, and shares repurchased in the open market with the proceeds of option exercises, may not again be made available for issuance under the 2009 LTIP. In addition, shares that were subject to an option or stock-settled SAR and were not issued upon the net settlement or net exercise of such option or stock appreciation right will also not be made available for future issuances.

Stock Options and Stock Appreciation Rights. The Committee may award stock options in the form of Non-qualified Stock Options or Incentive Stock Options, or SARs (provided the Company’s stock is traded on an established securities market), each with a maximum term of ten years. The Committee will establish the vesting schedule for stock options and the method of payment for the exercise price, which may include cash, shares, or combinations of those or other legally sufficient consideration. Stockholder approval of the class of eligible participants under the 2009 LTIP and the limits on the number of options and stock appreciation rights granted to any one participant under the 2009 LTIP also is intended to satisfy the stockholder approval conditions for such awards to qualify as deductible under Section 162(m) of the Code as described below. The Company intends that neither any Non-qualified Stock Option nor any Incentive Stock Option be treated as a payment of deferred compensation for the purposes of Section 409A of the IRC.

Performance Awards. The Committee may grant performance awards, which may be denominated in cash, shares, other securities or other awards and payable to, or exercisable by, the participant upon the achievement of Performance Targets during performance cycles, as established by the Committee. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a performance award determined under the applicable formula by the level attained during the applicable cycle as certified by the Committee. Performance Measures, which are one or more measures of business or financial performance, as determined by the Committee, are to be used to measure the level of performance of the Company or participant during the cycles. The 2009 LTIP provides, illustratively, a number of common measures that may be used, such as sales revenue, gross margin, operating margin, operating income, pre-tax profit, EBITDA, net income, expenses, the market price of the Common Stock, earnings per share, return on shareholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, and total shareholder return. As disclosed under Compensation Discussion and Analysis elsewhere in this Proxy Statement, the performance Awards granted for 2014 (consisting of a performance cycle covering the years 2014, 2015 and 2016) as approved by the Committee used two performance measures, Contribution Margin Growth (“CMG”) and Return on Invested Capital (“ROIC”), each weighted 50%. Future performance cycles may be based on different targets or measurements, including different time periods or measurements other than ROIC or CMG, as the Committee continues to work to achieve best alignment of management incentives and investor returns. The Committee may decide to include dividends or dividend equivalents as part of a performance or other stock-based award, and may accrue dividends, with or without interest, until the Award is paid.

Restricted Stock. The Committee may award restricted stock and establish the applicable restrictions, including any limitation on voting rights or the receipt of dividends. However, unless otherwise provided by the Committee, during periods of restriction, participants will have the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock will be subject to the same restrictions as then in effect for the restricted stock. The Committee will establish the conditions, manner and timing under which restrictions may lapse. If employment is terminated during an applicable restriction period, shares of restricted stock still subject to restriction will be forfeited, except as determined otherwise by the Committee.

Limitations on Transfer and Per-Person Limitations. Awards are not transferable otherwise than by will or the laws of descent and distribution, unless determined otherwise by the Committee. Awards may not be pledged or otherwise encumbered. The number of Shares with respect to which stock options and SARs may be granted during any calendar year to an individual may not exceed 500,000 Shares, and the maximum aggregate amount awarded or credited with respect to cash-based performance awards to any one participant in any one calendar year may not exceed $5,000,000 determined as of the date of payout, subject to adjustment as described below.

Amendments. Except as otherwise provided in an Award Agreement, the Board of Directors (including by delegation to the Committee if its charter so permits), without approval of the stockholders, may amend or terminate the 2009 LTIP, except that no amendment can become effective without prior approval of the stockholders of the Company if stockholder approval would be required by (a) applicable law or regulations, including if required for continued compliance (i) with the performance-based compensation exception of IRC Section 162(m) or any successor thereto, (ii) under the provisions of IRC Section 409A or any successor thereto, or (iii) under the provisions of IRC Section 422 or any successor thereto, (b) any listing requirement of the principal stock exchange on which the Common Stock is then listed, or (c) the specific terms of the 2009 LTIP as approved by the stockholders (including, for example, the provisions requiring stockholder approval of certain re-pricing events).

Adjustments. In the event of certain corporate transactions or events affecting the Company’s stock, including, for example, a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the Committee will make adjustments as it deems appropriate to prevent enlargement or dilution of a participant’s grants (including, without limitation, the total number of Shares available for issuance under the 2009 LTIP), in the number and kind of options, SARs, Shares or other property covered by Grants previously made under the 2009 LTIP, and in the exercise price of outstanding options and SARs. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding options, SARs, performance awards, and restricted stock that were granted under the 2009 LTIP and that are outstanding on the date of the event will, on such terms as may be approved by the Committee prior to the event, be (i) assumed by the surviving or continuing corporation; or (ii) canceled in exchange for cash, securities of the acquiror or other property;

Federal Income Tax Consequences. The grant of an option or stock appreciation right having an exercise price or base amount, respectively, at or above fair market value at the time of grant will create no tax consequences for the participant or the company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss.

Other awards under the 2009 LTIP, including stock appreciation rights, restricted stock and performance awards, generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other property, or the time that either the risk of forfeiture or restriction on transferability lapses on the previously delivered cash, shares, or other property. Except as discussed below, the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation right, restricted stock or other award, but will not be entitled to any tax deduction relating to amounts that represent a capital gain to a participant. Thus, the company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) generally disallows an income tax deduction for compensation over $1.0 million paid in any year to certain executive employees of public companies. However, the $1.0 million cap does not apply to performance-based compensation, including options and other awards, which are subject to attainment of performance goals or which otherwise qualify for the performance pay exception. The Company intends that options and stock appreciation rights, and, subject to stockholder approval of the performance goals described in this proxy statement, contingent long-term performance awards granted under the 2009 LTIP will qualify as performance-based compensation not subject to the $1.0 million cap under Section 162(m). A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2009 LTIP will be fully deductible under all circumstances. The 2009 LTIP has been designed to permit full deductibility of awards under the 2009 LTIP to the maximum extent allowed, and the Company intends to make all reasonable efforts to satisfy the conditions for full deductibility of those awards.

This general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2009 LTIP. Different tax rules may apply to specific participants and transactions under the 2009 LTIP, particularly in jurisdictions outside the United States.

Your Board recommends that Stockholders Vote FOR the Re-Approval of the Material Terms of the Performance Goals of the 2009 Long Term Incentive Plan.

Information Regarding the Independence of the Independent Registered Public Accounting Firm

The following table shows the fees paid to PricewaterhouseCoopers LLP for professional services for 2014 and 2013:

	2014	2013(4)
	(Dollars in thousands)
Audit (1)	$2,028	$2,158
Audit-Related (2)	540	—
Tax (3)	1,054	828

Total	$3,622	$2,986

(1)	Fees for professional services provided for the audit of the Company’s annual financial statements as well as reviews of quarterly reports on Form 10-Q, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings and offering memoranda, including consents.
(2)	Fees for professional services that principally include due diligence services.
(3)	Fees for professional services that principally include tax compliance, tax advice and tax planning services.
(4)	The 2013 fees were adjusted for final billings related to the 2013 year ended audit.

Pre-Approval Policy

The Audit Committee has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. In 2014 and 2013, all the above services were pre-approved by the Committee in accordance with a pre-approval policy.

Audit Committee Report

The Audit Committee has reviewed and discussed Innophos’ audited financial statements for the year ended December 31, 2014 with Company management. We have discussed with the independent registered public accounting firm, PwC, the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) in accordance with Auditing Standard No. 16, “Communications with Audit Committee”.

We also discussed with Company management management’s assessment of Innophos’ disclosure controls and procedures as of December 31, 2014. We have received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB, and we have discussed with PwC its independence.

Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Karen Osar

Gary Cappeline

John Steitz

James Zallie

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

•	Executive Compensation Aligned with Company Performance and Shareholder Value

•	Over 70% of target CEO pay and over 50% of other executives target pay based on performance of the Company

•	Incentive awards specifically tied to shareholder returns, cash flow and returns on invested capital

•	Executive Compensation Aligned with Stockholders’ Interests through Stock Ownership

•	Maintain stock ownership guidelines requiring Named Executives to hold stock with values equal to multiples of their respective base salaries

•	Equity awards have three year vesting or are based on multi-year performance cycles

•	Value of target equity awards more than 30% of total compensation

•	Company Uses Best Practices

•	Highly qualified board with independence

•	Maintain strong practices and governance

•	Active shareholder engagement programs

•	Engaged outside consultant for review and recommendation of compensation against best practices

•	Company Performance

•	2014 performance, including strong cash flow and earnings per share based on year over year analysis, resulted in improved short-term incentive compensation

•	Performance against long-term performance targets continued to lag and generated lower long-term compensation awards

Overview of Compensation Program

The goal of our executive compensation program is to provide compensation and incentives that attract and retain top level executives and motivate them to increase shareholder value for the long-term. In achieving our goal, we seek to be fair, reasonable and competitive to all constituencies involved. Our fundamental premise is that increased value for our shareholders means increased value for our executives.

In this section, we discuss our compensation policies and objectives and the programs we have established to achieve them primarily focusing on our “Named Executives” and the positions they held for 2014:

Name	Title
Randolph Gress	Chief Executive Officer and President
Robert Harrer*	Vice President & Chief Financial Officer
Mark Feuerbach*	Vice President & Chief Financial Officer
William Farran	Vice President, General Counsel & Corporate Secretary
Louis Calvarin	Vice President, Strategy & Chief Risk Officer
Joseph Golowski	Vice President, Global Specialty Phosphates

*	Mr. Feuerbach became Chief Financial Officer on an interim basis from July 15, 2013 and served until March 3, 2014, when Robert Harrer was elected Vice President and Chief Financial Officer. Mr. Feuerbach continued in his previous position as Vice President, Investor Relations, Treasury, Financial Planning & Analysis following Mr. Harrer’s election as CFO.

Historical compensation data for the Named Executives can be found in the “Summary Compensation Table” and supporting tables in this proxy statement following our discussion. References to the “Committee” in this discussion mean the Board’s Compensation Committee. The Committee has primary responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy along with the other duties provided in the Committee’s charter.

Compensation Philosophy and Objectives

Philosophy. Our Committee has adopted an Executive Compensation Strategy Statement that embodies our compensation philosophy and whose elements we use to design and implement our compensation programs. The Statement is as follows:

1.	Our compensation programs will be designed and operated with reference to competitive labor market.

2.	Our base pay rates will be targeted at approximately the median of selected peer group(s) in the marketplace (described below) and adjusted for experience, performance, and internal equity (i.e. the relationship of one internal position to others).

3.	Short-term (annual) incentive compensation targets also are aimed at the median of the selected peer group(s) in the marketplace. The design should provide significant upside potential for exceptional business and individual performance. However, individual incentives will not be provided for senior executives who influence overall Company performance if a threshold level of Company performance is not met.

4.	Short-term (annual) incentive awards will be determined on the basis of Company financial performance and individual performance against pre-established objectives.

5.	At least one type of long-term (multi-year) compensation should be equity-based and keyed to our publicly traded Common Stock, so as not only to attract and motivate talent, but also to align executives’ goals as owners with those of the shareholders. The level of equity based awards will be targeted at the median of selected peer group(s) in the marketplace. Executives should be encouraged to retain significant value from equity awards as long-term investments to align their personal financial assets and goals with shareholder interests.

6.	In determining the extent to which awards will be given or performance goals are found to be met, the Committee follows established principles required by Company plans, such as generally accepted accounting principles in the United States (US GAAP), and guidelines consistent with its compensation philosophy, but may exercise its judgment and discretion in the application of those guidelines or deviate from those guidelines in any proper case or in any given year.

7.	The combined value of equity awards and other compensation is intended to place our total compensation at or near the median of selected peer group(s) in the marketplace, if all performance goals are met or exceeded.

8.	Conservative perquisites will be provided if they allow executives to allocate more time to the job and less to personal affairs, assist in accomplishing job responsibilities, or make up for benefits lost due to regulatory limits.

9.	The range of our welfare benefits will be typical of companies in our industry, and, to limit risk and exposure, our primary domestic retirement vehicle will be a tax-qualified defined contribution plan integrated with a savings plan. Executives will also participate in one or more non-qualified plans that make up for benefits lost due to regulatory limits on tax-qualified plans.

Objectives. We seek to employ our strategy to attain the objectives of recognizing performance of our Named Executives (primarily by quantitative, and secondarily by qualitative, criteria), aligning their interests with those of our investors, and retaining them for long service periods in a competitive environment.

Recognize Performance. Our Named Executives have an average of more than 25 years in the specialty chemical business, during which time they have been promoted to increasing levels of responsibility. The amount of compensation of each of the Named Executives is intended to reflect superior experience, continued high performance and a career of prior service. Key elements of compensation that depend on Named Executives’ performance include: (i) cash bonuses based on assessment of Company and individual performance against quantitative and qualitative benchmarks on a year-to-year basis; (ii) equity related compensation; and (iii) merit increases to base salary.

Align Interests. We seek to align the interests of our Named Executives with those of our investors by grading performance on the basis of financial measurements that we believe develop long-term value for shareholders. Our view of the elements of compensation that align the interests of executives with shareholders include: (i) equity incentive compensation, which links a significant portion of compensation to shareholder value because the total value of awards corresponds to stock price appreciation and dividend rate; (ii) long-term performance award programs that focus on the growth of specified key financial measurements correlated to expectations of long-term shareholder value measured over multi-year cycles; and (iii) policies that require stock retention and ownership, protect against activities that would unduly disassociate executives from risk on their investment stakes, and that adjust for potential overpayment of incentive compensation. In 2014, the performance criteria for the financial component of short-term incentives (STI) were earnings per share (EPS) goals, which were segmented based on the Company’s specialty phosphates business and its “GTSP & Other” businesses, and average working capital as a percentage of sales (AWC) goals, while long-term incentives (LTI) for the three year cycle were determined on the basis of return on invested capital (ROIC) and growth in contribution margin (CM), aligning the interests of our Named Executives with those of our investors in those several respects. Our policies relating to stock retention and ownership as mentioned above are discussed in more detail below under the headings “Stock Ownership Policy”, “Policy Restricting Hedging” and “Incentive Compensation Recoupment Policy”, respectively.

Retain Talent. Competitive compensation opportunities, including contingent incentive pay based on long-term financial goals and stock retention requirements, are used to provide an incentive for senior executives to stay employed with the Company, thus retaining their skills and knowledge for shareholder benefit. In addition, we require continued service to receive maximum payment, including extended vesting and exercisability on stock options for participants who retire, restricted stock awards subject to forfeiture, unless future service is completed, and performance share awards that pay out fully only if an executive participant remains employed by the Company for the entire multi-year performance period. We also enhance our retirement program by making larger contributions to participants as they near retirement age, which often correlates with longer service.

Impact of Prior “Say on Pay” Vote

In May 2014, as part of the annual “say on pay” vote under the Dodd-Frank Act, our stockholders passed an advisory resolution approving the compensation of our Named Executives as set forth in our proxy statement by an affirmative vote of 94% of the votes cast on the proposal. The Committee believes the vote was confirmatory of its compensation philosophy and its prior efforts in designing and implementing compensation policies and programs that have been successful in promoting growth in shareholder value by our Named Executives. As evidenced elsewhere in this discussion, for 2014 and into 2015, the Committee did not find it necessary or desirable to make material changes in compensation programs as a result of the advisory vote or any other input from stockholders. The Committee nevertheless continues to make changes and adjustments to programs from year to year based on its perception of business needs and the need to ensure that the programs continue to be effective in incentivizing performance and retaining talent under changing business conditions.

Setting Compensation

Based on the objectives discussed above, the Committee structures the Company’s executive compensation programs and implements them to motivate executives to achieve the business goals set by the Board. Normally, compensation programs are determined on an annual basis, but the Committee may revise, initiate or discontinue programs at any time. The Committee has also regularly engaged outside consultants to assist in making compensation related decisions. See “The Board of Directors and its Committees-Compensation Committee” elsewhere in this Proxy Statement.

The Committee’s consultant for 2014, Mercer, completed a study to evaluate competitive levels of executive base pay, short-term bonus and long-term incentives. Specifically, Mercer reviewed peer companies, as shown below, which were chosen based on their businesses operating in the same or similar industries as Innophos and based on their financial statistics being reasonably comparable to Innophos in terms of size, measured by revenues and market capitalization. Statistical analysis was used to adjust the compensation data to reflect the Company’s size (focusing primarily on revenues of approximately $400 million to $1.6 billion) compared to the peers. This information was aged forward through 2014 using a 2% average executive wage change data, which Mercer considered applicable and was used by the Committee as the principal basis of making base salary adjustments for the Named Executives for 2015. In so doing, the Committee followed the same process of peer identification, refinement and comparability development during 2014 and timed its adjustments for as early in the following year as practicable, as it has done in previous years.

In general, these peer group companies are used for the following:

•	As an input in developing base salary ranges and target incentive levels;

•	To evaluate share usage from equity compensation;

•	To assess the form and mix of long-term incentives awarded to executives;

•	To assess overall pay competitiveness;

•	To assess stock ownership guidelines; and

•	As a reference point in reviewing the design of Innophos incentive compensation plans.

Company	Headquarters	Revenue 12 Months Moving(1) (Q2 2013 – Q1 2014) ($MM)	Market Cap(2) (May 31, 2014) ($MM)
Intl Flavors & Fragrances	New York, NY	2,995	8,069
Newmarket Corp	Richmond, VA	2,297	5,038
Fuller (H. B.) Co	Saint Paul, MN	2,053	2,396
Stepan Co	Northfield, IL	1,902	1,197
Ferro Corp	Mayfield Heights, OH	1,610	1,113
Sensient Technologies Corp	Milwaukee, WI	1,470	2,710
Koppers Holdings Inc	Pittsburgh, PA	1,439	743
Kraton Performance Polymers	Houston, TX	1,264	815
Compass Minerals Intl Inc	Overland Park, KS	1,168	3,118
Om Group Inc	Cleveland, OH	1,077	989
Minerals Technologies Inc	New York, NY	1,012	2,138
Omnova Solutions Inc	Fairlawn, OH	992	448
Quaker Chemical Corp	Conshohocken, PA	735	979
Calgon Carbon Corp	Pittsburgh, PA	545	1,143
Balchem Corp	New Hampton, NY	339	1,677

Summary Statistics
Median		1,264	1,197

Innophos Holdings, Inc.	Cranbury, NJ	846	1,152
Innophos Percentile Rank		20%	47%

*	Information in the table above provided by Mercer, the Committee’s compensation consultant.
(1)	Revenue 12-Months Moving is the sum of Net Sales for the last completed quarter as of May 2014 (Q1 2014) and the three previous quarters (Q4 2013, Q3 2013, Q2 2013), provided by Mercer as reported by Standard & Poor’s Research Insight.
(2)	Market Cap is based on the month-end close price multiplied by the Common Shares Outstanding, provided by Mercer as reported by Standard & Poor’s Research Insight

In making compensation decisions, the Committee compares elements of Company compensation against available data from the relevant peer group, whose constituents are reviewed and approved by the Committee generally on an annual basis. A significant percentage of total compensation normally is allocated to incentives as a result of the philosophy mentioned above. In 2014, the Committee reviewed the basis for allocating between short-term and long-term incentive compensation, and, making use of information provided by Mercer, determined the appropriate level and mix of incentive compensation and guideline levels for long term incentive grants. The Committee’s considerations regarding long-term incentives resulted in a grant, under our existing 2009 Long Term Incentive Plan (the “2009 Plan”), to the Named Executives made in March 2014 (the “2014 LTI Grant”). The 2014 LTI Grant consisted of value allocated approximately 50% in performance shares, 30% in restricted stock and 20% in non-qualified stock options. The proportions and composition of equity components in future grants may differ based on the Committee’s perception of business needs and changing business conditions.

Role of Executive Officers in Compensation Decisions

The full Board determines compensation for the Chief Executive Officer (CEO). The Committee determines long term compensation and advises on overall compensation for the other Named Executives while at the same time making recommendations to the full Board with respect to all compensation for the CEO. The process for the CEO is an ongoing one with elements of periodic self-scoring and evaluation and review by the Committee with the CEO. This process is followed by an annual review by the Committee with the CEO and by the Committee with the full Board. For the other Named Executives, the conclusions and recommendations, including salary adjustments and annual cash and equity award amounts, are presented by the CEO to the Committee for its consideration and discussion annually (or in connection with a new hire). This process involves a review of pertinent materials and sources, including scoring and obtaining input from other members of the Board of Directors, regarding performance of the Named Executives. In addition to the services of outside consultants and counsel, the Committee has regularly called upon the Vice President, Human Resources for assistance and advice in reviewing recommendations, designing compensation plans, providing leadership in succession planning, and generally supporting the Committee’s functions. The Committee considers these recommendations and all factors it deems relevant in making its determinations on the compensation of the Named Executives.

Coincident with the Company’s finalizing full year audited financial statements, the Committee’s goal is to take action on salaries and short-term incentives by March of the following year. The Committee’s goal for long-term incentives, given the design requirements of multi-year cycles, is to act as soon as feasible after parameters for those cycles can be evaluated and not later than when the short-term incentives are determined. For 2014, the Committee completed its design, targeting and award activities on a timely basis in that framework.

2014 Executive Compensation Components

For 2014, the principal components of compensation for Named Executives were:

•	Base salary

•	Short term incentive compensation

•	Long-term equity incentive compensation

•	Retirement and other benefits

•	Perquisites and other personal benefits

Base Salary

The Company provides the Named Executives with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each executive according to his or her position and responsibility, as well as the current market-competitive level for similar positions. Base salary ranges are designed so that salary opportunities for a given position will be approximately (within +/- 15% of) the market median for the base salary established for each position. Base salaries are also periodically reviewed to determine if they require “market” adjustments.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Increases to salaries of Named Executives made at that time may be “merit” based, depending on the Committee’s assessment of the individual’s performance taking into consideration the market competitive level of such increases.

During the first quarter of 2015, the Committee reviewed the current Named Executives’ base salaries. Following that review, the Committee approved merit increases as shown below. The Committee considered all salary adjustments competitive and in line with comparable positions in the peer group.

	Year	Base Salary ($)		% Increase
Randolph Gress	2015	850,088		0.0%
Director, Chief Executive Officer & President	2014	850,088

Robert Harrer	2015	364,000		4.0%
Vice President & Chief Financial Officer	2014	291,667	*

Mark Feuerbach	2015	288,738		3.0%
Vice President, Investor Relations, Treasury, Financial Planning & Analysis	2014	280,328

William Farran	2015	320,977		4.0%
Vice President & General Counsel	2014	308,632

Louis Calvarin	2015	315,796		3.5%
Vice President, Strategy & Chief Risk Officer	2014	305,117

Joseph Golowski	2015	301,721		3.2%
Vice President, Global Specialty Phosphates	2014	292,365

*	Represents salary paid to Mr. Harrer from March 3, 2014, the date he was elected Vice President & Chief Financial Officer, through December 31, 2014. Mr. Harrer’s base salary in 2014 was $350,000 on an annual basis.

Short Term (Annual) Incentive Compensation

This compensation component is embodied in the 2010 Executive, Management and Sales Incentive Plan with targets established in a program for 2014 (the “2014 STIP”). The 2014 STIP governed all short term incentive awards granted through December 31, 2014, even if not paid until later. The plan provides the Committee latitude to design for the Named Executives cash-based, short term incentive compensation award packages to promote high performance and motivate executives to achieve annual corporate and individual goals. The Named Executives participated in the 2014 STIP along with other Company employees worldwide. Except as provided otherwise in individual employment agreements, participants must be employed by the Company at the time of payment of the award in order to receive such award (normally in March of the fiscal year after the year in which it is earned).

Under the 2014 STIP, the Named Executives could receive individual, market-competitive bonuses (based on ranges of performance from “threshold” to “maximum” and centered on “target”) measured as a percentage of base pay that would be earned if the executives achieved requisite performance for applicable annual goals. The following table shows the 2014 target bonus percentages for each Named Executive:

Named Executive	Bonus (as a percentage of base salary) Target
Randolph Gress	90
Robert Harrer	55
Mark Feuerbach	40
William Farran	45
Louis Calvarin	45
Joseph Golowski	45

Typical of prior practice, Company-wide and individual performance goals were used to determine the level of payout under the 2014 STIP. If “target” performance were achieved with respect to both goals, by definition, the Named Executives would receive 100% of their weighted financial target bonus and 100% of their weighted individual bonuses. If “threshold” performance were achieved for both goals, the Named Executives would receive 33% of their weighted financial target bonus and up to 100% their weighted individual bonus (there is no fixed threshold level for individual performance). If “maximum” performance were achieved for both goals, by definition, the Named Executives would receive 300% of their weighted financial target bonus and 200 % of their weighted individual bonus. Financial performance below the threshold level would result in no payout under the program, and financial performance above maximum would not result in a total bonus payment in excess of 270%, assuming both exceptional Company and individual performance. Financial performance between threshold and target performance and between target and maximum performance is interpolated to determine payout level. For individual performance, scores are interpolated between 0 and 200% with 100% being the target.

For 2014, 70% of the award (the weighted financial target) for the Named Executives was based upon the Company financial goal, or “C Factor”. This goal, measured globally for the Company as a whole and for all Named Executives in the same manner, was achievement of the levels indicated in the table below for 2014. Similar to prior years, the C Factor goal was split between separate goals for earnings per share (EPS), which had a combined weighting of 90%, and average working capital as a percentage of sales (AWC) with a 10% weighting, in each case derived from the Company’s financial results. With respect to EPS, this goal was segmented in 2014 between EPS results for the Company’s specialty phosphates business with an 80% overall C Factor weighting and the Company’s other businesses such as its GTSP business (known as “GTSP & Other”) with an overall C Factor weighting of 10%. Additionally, the specialty phosphates EPS factor was designated as a “gating” factor whereby a below threshold performance on this factor would result in the equivalent of a below threshold performance for the entire C Factor, regardless of the performance on GTSP & Other or AWC. Exact performance goals for 2014 were set as follows:

Factor Component	Threshold (33% award level)	Target (100% award level)	Maximum (300% award level)
EPS Specialty Phosphates	$2.28	$2.77	$3.77
GTSP & Other	($0.47)	($0.12)	$0.35
AWC % Sales	31%	30%	28%

In the table above, the 2014 STIP performance base measure of EPS was defined as fully diluted earnings per share as evidenced by the audited consolidated statement of income of the Company as reported in its Form 10-K filed with the SEC. The 2014 performance base measure of AWC was defined as the percentage derived from (i) the twelve month average of total current assets excluding cash, minus (ii) the twelve month average of total current liabilities excluding short-term debt, divided by net sales, of the Company as reported in its Form 10-K filed with the SEC. Base measures may be adjusted upward or downward by the Committee to reflect equitable circumstances not taken into account in strict applications of US GAAP. These adjustments have allowed for exclusion of certain out of period or unusual expenses or revenues, such as settlement of long running legal or regulatory proceedings and expenditures for long lived rights like development of the Company’s phosphate mining concessions in Mexico.

The remaining 30% of the 2014 STIP award target (the weighted individual target) for the Named Executives was based upon achieving individual performance objectives, or “P Factors”. These are specific goals within the plan participant’s area of responsibility that are considered to influence either the C Factor results or otherwise positively affect short term Company performance. P Factors typically fall into one or more of five categories: (1) safety, quality, governance and compliance; (2) strategic actions; (3) revenue, business and/or margin growth; (4) cost reduction; and (5) other. The P Factors are developed during meetings of the Company’s “Leadership Team” (composed of senior management in the various business areas) so that the individual goals are consistent with, and help contribute to, overall Company performance. In establishing P Factors, consideration is given to values they bring to the Company (other than as directly related to C Factors) and an assessment of achievability during the award period. Within that framework, the Committee seeks to have “target” levels set for P factors that are realistic, attainable and quantifiable whenever possible, but challenging to the executives.

Achievement of target performance results in 100% payout of the P Factor portion of the target award. Achievement below target may result in payout between 0 and 99% of the P Factor portion depending on the percentage achievement of the individual objectives by the scoring method used for the STIP. Achievement of maximum performance can result in a payout of 200% of the P Factor portion of the target award (or, at the P Factor weight, 60% of the total target STIP award). In practice, however, P Factor scores above 150% are considered to have a very low probability of attainment.

For a number of years, the Committee has maintained a policy of not paying this incentive, regardless of individual performance, unless the Company achieves the overall minimum financial performance level for its global financial goals (i.e. threshold on the C Factor, or if there are multiple components to that factor, threshold for at least the primary component). The Committee adhered to this policy for 2014 with respect to the EPS threshold only for its specialty phosphates business and a below threshold performance in this segment would result in no payment. However, in the event the Company achieved below threshold in the other two C Factor segments of GTSP & Other or AWC, there would still be a potential to receive a payout as long as the threshold on the specialty phosphates business was achieved. The Committee changed its policy on these two segments due to the volatility and disproportional influence of such factors on the Company’s overall performance.

Subject to the above criteria, the calculation of a proposed award under the 2014 STIP could be expressed as a formula:

Base salary x Target Percentage x (weighted C Factor results + weighted P Factor results)

Based on the Company’s financial performance, the C Factor threshold for specialty phosphates was exceeded as noted above and the overall 2014 C Factor score applied to all Named Executives was 1.19, or 119% of target. The final C Factor score, including adjustments to the 2014 audited financial results presented by management, was determined proper by the Committee in accordance with the STIP.

Based on the scoring process pertaining to their personal objectives for 2014, Messrs. Gress, Harrer, Feuerbach, Farran, Calvarin, and Golowski achieved 2014 P Factor scores of 0.94, 1.12, 1.20, 1.32, 1.12 and 0.94, respectively. The Named Executives’ P Factor determinations for 2014 reflected the following individual achievements:

Randolph Gress	In addition to Company-wide leadership, Mr. Gress’ score reflected (i) a culture of continuous improvement in the performance of global safety, environmental and quality, (ii) improvements in overall company structure and capital allocation, and (iii) certain underperformance by the Company on strategic growth targets.

Robert Harrer	Mr. Harrer’s score reflected performance in strengthening the Company’s financial reporting tools and methodologies as well as implementing a share repurchase program for 2014 and 2015, support of M&A opportunities and investor relations.

Mark Feuerbach	Mr. Feuerbach, in addition to serving as interim CFO, continued his role in treasury as well as financial planning and analysis creating better visibility into market dynamics and decision making, support of M&A, including his role in potential financing for those activities, and continued support of investor relations.

William Farran	Mr. Farran’s score reflected success in a number of legal matters, M&A oversight and efficiencies in utilizing outside counsel and development of depth and breadth of internal legal talent.

Louis Calvarin	Mr. Calvarin’s score reflected a strong performance in strengthening Environmental, Health and Safety standards throughout the Company as well as long term strategy development and improved operational performance in areas such as capital investment and strategic raw materials supply.

Joseph Golowski	Mr. Golowski’s score reflected a broadened scope including operations for US, Canada and China and leadership of cross functional groups with specific improvement in R&D and technical talent selection and development.

Taking into account the achievement of the applicable C Factors and P Factors, awards for the Named Executives under the 2014 STIP were as follows:

CALCULATION OF 2014 STIP AWARDS

Name	Base Salary used to calculate STIP (in dollars)	Weighted C Factor Results	Weighted P Factor Results	Target Percentage Earned	STIP Award (in dollars)	STIP Award as % of Base Salary
Randolph Gress	850,088	1.19	0.94	112%	853,063	100%
Robert Harrer	291,667	1.19	1.12	117%	187,527	64%
Mark Feuerbach	280,328	1.19	1.20	119%	133,773	48%
William Farran	308,632	1.19	1.32	123%	170,689	55%
Louis Calvarin	305,117	1.19	1.12	117%	160,507	53%
Joseph Golowski	292,365	1.19	0.94	112%	146,694	50%

After reviewing and discussing the results, the Committee approved a 2015 STIP consistent with the changes approved in 2014 as noted above, except that the Committee reduced the maximum payout for the C factor in the 2015 STIP from 300% to 200% of target performance based on input regarding current market conditions for short term incentive programs at similar public companies.

Long Term Incentives

Our principal tool for supporting an LTI program has been the 2009 Plan which was approved by stockholders at the 2009 Annual Meeting. The 2009 Plan allows for grants of performance shares, restricted shares and stock options, and we regularly grant these forms of LTI to align the interests of executives with those of shareholders.

Performance Shares. These are authorized (but as of yet unissued) shares of the Company’s Common Stock which it is obligated to issue and deliver to participants if pre-established measures of Company performance are met for the multi-year performance cycle related to each award. The number of performance shares awarded at target is determined by dividing the value allocated to that component by the price of the Common Stock determined on a 90 day trailing average. Except as provided otherwise in employment agreements and in cases of retirement, performance shares cannot be earned, unless the participant’s employment continues through the cycle and at least the minimum goals for the cycle are met. Performance shares may also be awarded with dividend equivalents which are paid only on the distribution of performance shares, if earned.

Restricted Shares. These are shares of Common Stock issued at the time of award, which vest according to a schedule established at that time (a three year schedule, similar to that for options, was utilized for the 2014 LTI Grants). A 90 day trailing average price is used to determine number of restricted shares awarded. Restricted shares do not depend on performance and participants may vote and receive dividends in the interim on these shares.

Stock Options. These are non-transferable rights to purchase Common Stock at a fixed exercise price that normally vest in installments and remain exercisable over an extended term. The number of stock options granted is determined by dividing the stock option value awarded in dollars by the estimated grant date economic value of each option as calculated using a Black-Scholes methodology and a 90 day trailing average price to which that methodology is applied. Options granted in the 2014 LTI Grants will be outstanding for up to ten years from date of grant and vest (and first become exercisable) ratably over three years on each of the succeeding anniversaries of the grant date. All awards of stock options under the 2009 Plan have been made, and will be made, at or above the fair market value of the underlying stock at the time of the award. Since the Common Stock is publicly traded, options normally will be granted with an exercise price equal to the closing price of the stock on the NASDAQ Global Select Market on the date of the grant. The Committee will not grant options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor will it grant options which are priced on a date other than the grant date.

The 2014 LTI Grants were awarded to the Named Executives at levels which the Committee considered to be market-competitive and consistent with our established LTI guidelines (as discussed under “Setting Compensation”). The 2014 LTI Grants were in the form of “performance shares” (50% of value), “restricted stock” shares (30% of value) and “stock options” (20% of value). We believe that this mix of LTI is effective in motivating and retaining executives, while aligning the interests of executives with those of shareholders, but the 2009 Plan allows for a variety of different types of incentives, and future grants may include types and combinations differing from those awarded previously in order to address market conditions.

The following table shows the 2014 LTI target bonus percentages for each Named Executive:

Named Executive	LTIP Award Target % *
Randolph Gress	160
Robert Harrer	85
Mark Feuerbach	55
William Farran	80
Louis Calvarin	70
Joseph Golowski	65

*	Percentage of base salary during the previous calendar year employing valuation methodology of options and performance shares used by the Committee for award purposes, which included for 2014, in addition to that disclosed under footnote (1) of the Summary Compensation Table, average per share pricing for a pre-grant period of 90 days.

The portion of the 2014 LTI Grant (consisting of a performance cycle covering the years 2014, 2015 and 2016) allocated to performance shares uses two metrics, Contribution Margin Growth (“CMG”) and Return on Invested Capital (“ROIC”) which are each weighted at 50%, to determine the number of performance shares issued at the end of the three year cycle.

Beginning with the 2014 LTI Grant, performance is assessed independently in each of the three years of the performance period, with results summed to determine the total payout at the end of the year. This differs from prior grants, where performance was assessed relative to goals set for the full three year cycle and results were averaged over the three years.

Specifically, each year’s performance applicable to the calculation of performance shares awarded in the 2014 and 2015 LTI Grants is calculated individually (not averaged) and weighted to affect one third of the overall result. Consequently, no performance shares will be earned for the three year cycle only if performance were to fall below the threshold level applicable to all three individual years of that particular cycle. If the threshold level of performance were achieved in a particular year of the cycle, the Named Executives would earn the threshold percentage of the target performance share award for that specific year. If maximum performance were achieved in a particular year, the Named Executives would earn 200% of one third of the target performance share award (i.e. 66% of the potential 200% for the entire cycle). Performance between threshold and target and between target and maximum performance is to be interpolated to determine the amount of performance shares earned.

CMG is calculated as the growth in total contribution margin generated, expressed as a percentage, for each of the three years in the performance cycle (2014, 2015 and 2016).

The ROIC percentage for each year in the performance cycle is calculated as follows:

Adjusted Net Income + Post Tax Interest Expense

Last five quarter average of ((Total Assets – Cash) – (Total Liabilities – Debt))

A target goal is set for each performance measure considering the Company’s strategic plan and linked with a target payout and each performance measure (CMG and ROIC) are weighted at 50%. A range of performance outcomes are then determined for each measure and linked with minimum and maximum payouts. The maximum payout for CM Growth performance is 300% of target and for ROIC is 200% of target. Additional caps are applied depending on the ROIC performance as noted in the table below.

Payout = (CM Growth Bonus Factor x 50%) + (ROIC Bonus Factor x 50%)

Maximum Payout Determined by ROIC Performance
Above 11%	Maximum Payout is 200%
10% and up, below 11%	Maximum Payout is 100%
9% and up, below 10%	Maximum Payout is 50%
Below 9%	Payout is 0%

The performance parameters for the 2014 LTI Grants are subject to adjustment in the case of business acquisitions by the Company. These depend on approval of acquisition case forecasts and their consolidation into previously established base financial projections, including updating for post-closing adjustments, and resulting, as applicable, in revised targets for ROIC applied in the grid.

A similar approach to LTI Grants was used in 2015 as was used in 2014. The Company used a combination of stock options vesting in annual installments, restricted stock vesting in annual installments and shares awarded based on selected aspects of Company performance over a multi-year cycle as its principal basis for future long-term incentive awards so long as sufficient shares are made available to support such programs.

The table below shows, for the performance cycles applicable to the 2012-2014 LTI Grants, the levels of achievement (including estimated on an interim basis) obtained under the programs.

LTIP Performance Measured By Goal and Achievement

Performance Period and Performance Measures	Weight	Performance Shares Earned Based on PerformancetoDate
		2012	2013	2014	2015	2016	Total
2012 - 2014 Performance Shares
Contribution Margin Growth	50%	0%					0%
Return on Invested Capital	50%	0%					0%
Total							0%

2013 - 2015 Performance Shares
Contribution Margin Growth	50%		TBD (Current est. 0%)				0%
Return on Invested Capital	50%		TBD (Current Est. 0%)				0%
Total							0%

2014 - 2016 Performance Shares*
Contribution Margin Growth (as performance % of target baseline CMG)*				9.9%	TBD 2015	TBD 2016
ROIC Performance %*				12.7%	TBD 2015	TBD 2016

Contribution Margin Growth (as % of target award each year)				75%	TBD 2015	TBD 2016
ROIC (as % of target award each year)				162%	TBD 2015	TBD 2016

Contribution Margin Growth (weighted at 50%)	50%			37%	TBD 2015	TBD 2016
ROIC (weighted at 50%)	50%			81%	TBD 2015	TBD 2016
Total Individual Year Performance				118%	TBD 2015	TBD 2016

Total Invidividual Year Award % (Total Year Performance Divided by 3)				39%
Total (For 2014-2016 Cycle)							39%*

*	CMC target performance level for 2014 was 13.2% and the actual 9.9% performance translated to a 75% of target award payout for 2014. ROIC target performance level for 2014 was 11.3% and the actual 12.7% translated to a 162% of target award payout for 2014.

As the table above indicates, no payout of performance shares was made in 2015 on the LTI grant made in 2012. In addition, no payout of performance shares is expected in 2016 on the LTI grant made in 2013. However, due to the changes to the LTI awards in 2014, the payout of performance shares in 2017 from the LTI grants made in 2014 will be at least 39% of three year target, but, at this point, is projected over the three year cycle to be below target.

Incentive Compensation Recoupment Policy

The Company has a policy to “seek to recover incentive compensation paid to any executive as required by the provisions of the Dodd-Frank Act or any other “clawback” provision required by law, rule or the listing requirements of the NASDAQ Global Select Market or any other exchange on which the Company’s equity securities are traded.” The policy vests the Committee with full authority and empowers it to enforce the policy on behalf of the Company and to promulgate necessary or desirable rules to carry it out. Upon enactment of definitive standards, rules or listing requirements by the SEC or an applicable exchange, the Committee is also required to develop and present for consideration and enactment by the Board of Directors any amendments to the policy as such Committee deems in the best interests of the Company and its stockholders. Beginning in 2012, LTI grants were made explicitly subject to the policy and, commencing with 2014, the same was done for the STI program. As participants in those programs, the recoupment policy extends to the Named Executives.

Stock Ownership Policy

The Committee believes that management should maintain substantial ownership interests in Company stock. The Named Executives are subject to the Company’s Executive and Director Stock Ownership Policy adopted by the Board as amended and restated in February 2009. Under that policy, executives were afforded until March 2014 (or five years after hire) to achieve and maintain a level of ownership of Common Stock equal in value to a set multiple of their annual base salary. The policy established the multiple for directors at five times (5x) annual cash retainer, for the CEO at five times (5x) base compensation, for the Chief Financial Officer and the General Counsel at two times (2x) base compensation and for the other executives at one time (1x) base compensation. As of December 31, 2014, based on the computational rules under the policy, all our Named Executives and directors already were in compliance with the requirements, except for Messrs. Harrer and Zallie, who joined the Company in 2014.

Policy Restricting Hedging

The Dodd-Frank Act requires issuers to disclose in their proxy materials whether employees or directors are able to purchase financial instruments (such as swaps, collars and forward contracts, etc.) designed to offset decreases in the value of equity securities granted or held by those persons, a practice commonly known as “hedging.” Among other things, hedging by members of management has been criticized as contributing to lack of alignment with stockholder value, imprudent business practices and promoting undue risk taking. Since becoming publicly traded in 2006, the Company has maintained in effect a “Statement of Policy …Concerning Securities Trading and Disclosure of Confidential Information” (the “ITP”). The ITP applies to “senior personnel,” a term including all participants (among whom are our officers and directors) in the Company’s equity based plans (such as the 2009 LTIP), and, among other things, prohibits them from (i) short-selling Company stock or (ii) purchasing, selling or engaging in any other transaction involving “derivative” securities (that is, securities related to the value of Innophos equity securities), except for grants under Company employee benefit plans. As a result of these restrictions, the Committee believes the ITP effectively curtails hedging activities by those persons. The Company’s employee benefit plans dealing with stock are administered by the Committee in observance of SEC Rule 16b-3, which excludes all but disinterested directors from decision making as to the nature and timing of awards. Moreover, grants and awards under those programs are made at current fair market value and are not transferable, nor can they serve as collateral until an underlying security is issued, so, in any event, they cannot support interim hedging instruments.

Retirement and Other Benefits

The Company provides savings and retirement programs to the Named Executives. These plans are offered to remain competitive in the market and assist Named Executives in planning for their future, allowing them to better focus on Company needs.

All employees in the United States (including the Named Executives) are eligible to participate in the 401(k) Savings Plan, a tax qualified, defined contribution plan (the “DCP”) maintained by our subsidiary, Innophos, Inc. The participating U.S. Named Executives (and all other participating U.S. employees) receive annual retirement contributions from the employer calculated on the basis of age and eligible earnings which are deposited into a self-directed, multi-vehicle investment account maintained by an independent trustee. The annual retirement feature of the DCP is non-contributory for participants, and employer contributions are fully vested for participants after three years of company service. In addition, Named Executives whose total eligible compensation exceeds the Internal Revenue Code limits in the qualified plan are entitled to participate in the non-qualified “Innophos, Inc. Retirement Savings Restoration Plan” (the “Restoration Plan”). That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($260,000 in 2014). It does not duplicate benefits paid under the tax qualified plan.

The savings plan feature of the DCP is a tax-qualified retirement savings plan under which eligible participants in the U.S. (including the Named Executives) are able to contribute up to 100% of their annual salary (or the limit prescribed by the Internal Revenue Service for a particular plan year) to the DCP on a before-tax basis. The employer matches 100% of the first 4% of pay that is contributed by the participant. Enrollment in the savings plan is automatic for newly hired employees (with “opt-out” features), and Company matching contributions, which previously had vested at the rate of 25% per year, became fully vested immediately.

All Named Executives were fully vested in the DCP employer annual retirement contributions (except for Robert Harrer, who will fully vest in March 2017) and in the Company match feature of the savings plan.

The DCP is the prevalent type of retirement plan sponsored by U.S. employers today, and we believe it is the most appropriate retirement vehicle consistent with providing benefits, participant involvement and protection against risk to the stockholders’ investment. In particular, we believe that our DCP and Restoration Plan are representative of programs being afforded to executives in the U.S. by the majority of our competitors and compare favorably to others based on overall employer contribution levels and the weight given to employees with higher levels of eligible compensation and greater seniority such as our Named Executives.

In addition, U.S. senior executives are eligible for executive disability and life insurance coverage by personal election. Messrs. Gress, Feuerbach (as to the disability coverage only) and Messrs. Harrer, Farran, Calvarin and Golowski have elected coverage under these benefits that are offered to partially compensate for limits in the general employee benefit coverage that restrict the income protection for executives.

Perquisites and Other Personal Benefits

We provide the Named Executives with perquisites and other personal benefits consistent with our compensation strategy under “Compensation Philosophy and Objectives.” The Committee periodically reviews the levels of perquisites and other personal benefits.

All Named Executives are provided with a capped reimbursement of expenses for certain financial planning and tax preparation assistance. Mr. Gress is provided a taxable car allowance of $1,000 per month. The Company pays $971 per month for a leased vehicle for Mr. Golowski.

Attributed costs of the personal benefits described above for the Named Executives for the fiscal year ended December 31, 2014 are included in the “All Other Compensation” column under the “Summary Compensation Table.”

Executive Employment Agreements

The Named Executives all have executive employment agreements with the Company. The agreements for the Named Executives were developed to provide them with current, market-competitive employment protections, furnish additional motivation, and thereby retain them in their key roles at the Company. The Committee utilized the services of its consultant in developing and reviewing the terms of the agreements and relied on outside counsel to the Company in negotiating and documenting them, while the executives were separately represented. The agreements are described in more detail under the caption “Related Transactions-Employment Agreements.”

Additional details concerning the amounts payable to the Named Executives relating to severance benefits, including those in connection with a change-in-control, are included elsewhere in this Proxy Statement under the caption “Potential Payments upon Termination or Change-in-Control.”

Tax Implications—Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 in non-performance based compensation that is paid to certain individuals. Assuming the approval of Proposals 4 and 5 as presented elsewhere in this Proxy Statement, and based on other assumptions it considers reasonable at the present time, the Company believes that substantially all of the compensation expected to be paid to each Named Executive under the compensation programs will be fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on that review the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

Gary Cappeline

Amado Cavazos

Linda Myrick

John Steitz

Summary Compensation Table

The following table sets forth certain compensation for the Company’s Chief Executive Officer, all persons who served as Chief Financial Officer in 2014, and the three other most highly compensated executive officers who were serving as officers at the end and during 2014 for the Company and its subsidiaries:

Summary Compensation Table

Name and Principal Position		Year	Salary ($)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (5)	Total ($)
Randolph Gress		2014	850,088	—	1,216,119	477,898	853,063	—	128,524	3,525,691
Director, Chief Executive Officer & President		2013	826,130	—	1,094,857	369,715	—	—	184,657	2,475,359
		2012	746,130	—	865,184	243,239	420,220	—	291,754	2,566,527

Robert Harrer	(1)	2014	291,667	—	266,019	104,538	187,527	—	43,825	893,576
Vice President & Chief Financial Officer

Mark Feuerbach	(2)	2014	280,328	—	137,893	54,183	133,773	—	38,792	644,969
Vice President, Investor Relations,		2013	250,284	—	83,959	28,366	—	—	39,337	401,946
Treasury, Financial Planning and Analysis		2012	231,383	—	76,634	21,553	62,936	—	42,464	434,970

William Farran		2014	308,632	—	220,795	86,766	170,689	—	43,303	830,185
Vice President & General Counsel		2013	299,642	—	225,020	75,982	—	—	60,778	661,422
		2012	290,351	—	168,340	47,327	86,496	—	62,471	654,985

Louis Calvarin		2014	305,117	—	190,997	75,059	160,507	—	43,397	775,076
Vice President, Strategy & Chief Risk Officer		2013	283,566	—	175,398	59,230	—	—	45,183	563,377
		2012	276,111	—	125,780	35,362	82,627	—	48,911	568,791

Joseph Golowski		2014	292,365	—	169,966	66,797	146,694	—	50,725	726,547
Vice President, Global Specialty Phosphates		2013	265,064	—	152,252	51,414	—	—	48,867	517,597
		2012	250,060	—	107,699	30,279	75,168	—	51,146	514,352

(1)	Mr. Harrer was elected Vice President & Chief Financial Officer effective March 3, 2014.
(2)	Mr. Feuerbach served as Chief Financial Officer from July 15, 2013 through March 2, 2014.
(3)	The SEC rules relating to executive compensation disclosure requires reporting of all stock and option awards granted during the fiscal year at the full grant date fair value. The value for each of the years presented in this Summary Compensation Table reflects the full grant date fair value, and with respect to the stock awards, these awards assume the performance conditions will be achieved at target levels. Assumptions used in the calculation of these amounts were computed pursuant to FASB ASC Topic 718 and are set forth in footnote 11 to the Company’s Financial Statements for the year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(4)	Amounts included in this column represent annual short term incentive plan (STIP) awards (i.e. cash bonus from the named plan) which were earned and accrued for the 2014 year but paid in March 2015. These awards were based on 2014 results and performance as determined by our Compensation Committee.
(5)	Other Compensation

Name	Supplemental Contributions for 401(k) Savings (a)	Annual Contributions for Defined Contribution Plans	Nonqualified Deferred Compensation (b)	Other (c)	Total Other Compensation
Randolph Gress	10,400	22,360	79,662	16,102	128,524
Robert Harrer	7,000	22,360	4,275	10,190	43,825
Mark Feuerbach	11,213	22,360	2,744	2,475	38,792
William Farran	12,345	22,360	6,565	2,033	43,303
Louis Calvarin	12,205	22,360	6,091	2,741	43,397
Joseph Golowski	11,695	22,360	4,369	12,301	50,725

(a)	Matching contributions by the Company to each of the Named Executives pursuant to the DCP.
(b)	Contributions by the Company to each of the Named Executives pursuant to the non-qualified Restoration Plan.

The table below provides information on the nonqualified deferred compensation of our Named Executives for and as of the end of 2014.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Randolph Gress	—	79,662	55,124	—	1,532,108
Robert Harrer	—	4,275	—	—	4,275
Mark Feuerbach	—	2,744	5,185	—	120,872
William Farran	—	6,565	5,015	—	245,245
Louis Calvarin	—	6,091	10,448	—	181,548
Joseph Golowski	—	4,369	3,112	—	122,872

(1)	Named Executives whose total eligible compensation exceeds the Code limits in the qualified plan are entitled to participate in the Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust”, provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($260,000 in 2014). The amounts included in this column are included in other compensation in the Summary Compensation Table.
(2)	The Named Executive has an account under the Restoration Plan which includes any earnings and losses based on the performance of a variety of funds the individual may choose. The Company does not guarantee any rate of return on the compensation deferred. None of the earnings are included in the Summary Compensation Table.
(3)	The portion of the Aggregate Balance as of December 31, 2014 reported in the Summary Compensation Table prior to the current year-end for the following Named Executives was: Mr. Gress $935,536; Mr. Harrer $0; Mr. Feuerbach $31,987; Mr. Farran $167,014; Mr. Calvarin $106,872; Mr. Golowski $50,741.

(c)	Other includes the following:

	Vehicle Allowances	Executive Life / Disability Insurance	Tax Services	Total
Randolph Gress	12,000	4,102	—	16,102
Robert Harrer	—	690	9,500	10,190
Mark Feuerbach	—	1,175	1,300	2,475
William Farran	—	2,033	—	2,033
Louis Calvarin	—	691	2,050	2,741
Joseph Golowski	11,649	652	—	12,301

Grants of Plan-Based Awards in 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (1)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Market Value of Stock and Option Awards ($) (2)
Randolph Gress	March 28, 2014	N/A	N/A	N/A	6,849	13,698	27,396	8,218	23,717	55.49	1,694,016
Robert Harrer	March 28, 2014	N/A	N/A	N/A	1,498	2,996	5,992	1,798	5,187	55.49	370,557
Mark Feuerbach	March 28, 2014	N/A	N/A	N/A	777	1,553	3,106	932	2,689	55.49	192,076
William Farran	March 28, 2014	N/A	N/A	N/A	1,244	2,487	4,974	1,492	4,306	55.49	307,561
Louis Calvarin	March 28, 2014	N/A	N/A	N/A	1,076	2,151	4,302	1,291	3,725	55.49	266,055
Joseph Golowski	March 28, 2014	N/A	N/A	N/A	958	1,915	3,830	1,148	3,315	55.49	236,763

(1)	On March 28, 2014, the Company’s Compensation Committee awarded performance shares which entitle the holder to receive, at the end of a three year cliff vesting term, a number of shares of Common Stock, ranging from zero to a specified maximum, calculated using a future average return on invested capital for a performance cycle (the three year period 2014-2016 for a 2014 award) as defined solely by reference to the Company’s results. Amounts equivalent to dividends will accrue over the vesting period and are paid on performance share awards when fully vested. Named Executives forfeit these performance shares upon termination of employment prior to vesting, except for specified cases where the performance share rights are retained on a pro-rata basis. These shares will automatically vest at 100% of target upon a change in control and satisfaction of applicable triggers.
(2)	Grant date fair value for the performance shares is $55.49 per share of Common Stock at target level. The other stock awards consist of restricted stock with a grant date fair value of $55.49 per share of Common Stock. The fair value for the stock option grants is $20.15 per share of Common Stock.

Outstanding Equity Awards at December 31, 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Unearned Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Randolph Gress	260	—	—	15.20	October 22, 2017	—	—	—	—
	49,000	—	—	18.38	April 25, 2018	—	—	—	—
	57,000	—	—	14.57	May 7, 2019	—	—	—	—
	49,300	—	—	25.68	March 11, 2020	—	—	—	—
	27,200	—	—	39.67	March 18, 2021	—	—	—	—
	7,945	3,973	—	50.12	March 30, 2022	14,386	840,862	—	—
	6,165	12,330	—	54.59	March 29, 2023	17,549	1,025,739	—	—
	—	23,716	—	55.49	March 28, 2024	21,915	1,280,932	—	—

Robert Harrer	—	5,187	—	55.49	March 28, 2024	4,794	280,209	—	—

Mark Feuerbach	1,256	—	—	25.68	March 11, 2020	—	—	—	—
	2,400	—	—	39.67	March 18, 2021	—	—	—	—
	704	352	—	50.12	March 30, 2022	1,274	74,465	—	—
	473	946	—	54.59	March 29, 2023	1,346	78,674	—	—
	—	2,688	—	55.49	March 28, 2024	2,485	145,248	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Unearned Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
William Farran	11,200	—	—	25.68	March 11, 2020	—	—	—	—
	5,900	—	—	39.67	March 18, 2021	—	—	—	—
	1,546	773	—	50.12	March 30, 2022	2,799	163,602	—	—
	1,267	2,534	—	54.59	March 29, 2023	3,607	210,829	—	—
	—	4,305	—	55.49	March 28, 2024	3,978	232,514	—	—

Louis Calvarin	16,000	—	—	15.20	October 22, 2017	—	—	—	—
	11,000	—	—	18.38	April 25, 2018	—	—	—	—
	12,000	—	—	14.57	May 7, 2019	—	—	—	—
	8,000	—	—	25.68	March 11, 2020	—	—	—	—
	4,400	—	—	39.67	March 18, 2021	—	—	—	—
	1,155	578	—	50.12	March 30, 2022	2,091	122,219	—	—
	988	1,975	—	54.59	March 29, 2023	2,811	164,303	—	—
	—	3,724	—	55.49	March 28, 2024	3,442	201,185	—	—

Joseph Golowski	10,000	—	—	15.20	October 22, 2017	—	—	—	—
	7,000	—	—	18.38	April 25, 2018	—	—	—	—
	7,000	—	—	14.57	May 7, 2019	—	—	—	—
	6,400	—	—	25.68	March 11, 2020	—	—	—	—
	3,400	—	—	39.67	March 18, 2021	—	—	—	—
	989	495	—	50.12	March 30, 2022	1,791	104,684	—	—
	857	1,715	—	54.59	March 29, 2023	2,440	142,618	—	—
	—	3,314	—	55.49	March 28, 2024	3,062	178,974	—	—

(1)	Ten years from grant date.
(2)	Reflects the target share amounts attributable to the performance shares granted on March 28, 2014, March 29, 2013, and March 30, 2012. The amounts above also include the restricted stock grants.
(3)	The market value per share of Common Stock at December 31, 2014 was $58.45.

Options Exercised and Stock Vested in 2014

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Number of Shares withheld to cover taxes (#)	Value Realized on Vesting ($)
Randolph Gress	58,740	2,356,583	3,945	1,440	220,841
Robert Harrer	—	—	—	—	—
Mark Feuerbach	12,444	432,620	320	106	17,914
William Farran	—	—	795	254	44,504
Louis Calvarin	—	—	611	221	34,204
Joseph Golowski	15,956	38,592	528	193	29,557

(1)	Represents the vesting of restricted stock awards granted on March 29, 2013 and March 30, 2012 which vest annually over three years. These restricted stock awards vested at a closing price of $55.98 on March 28, 2014.

Pension Benefits

The table under this item has been omitted since the Company maintains no defined benefit or similar actuarially valued pension plan covering the Named Executives. All Named Executives in the US participate in the Company’s DCP, and all contribution amounts relating to that plan have been included under “Other Compensation” in the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

Messrs. Gress, Harrer, Feuerbach, Farran, Calvarin and Golowski are eligible for severance in the event of qualifying terminations in accordance with their employment agreements described in more detail under the caption “Executive Compensation—Compensation Discussion and Analysis—Executive Employment Agreements” and “Related Transactions—Employment Agreements.” Those agreements reflect terms negotiated between the Company and the Named Executives. All Named Executives based in the U.S. are eligible for severance payments and acceleration of vesting of certain awards in the event of a qualified termination. These types and amounts of benefits under the agreements can be summarized for Messrs. Gress, Harrer, Feuerbach, Farran, Calvarin and Golowski, respectively, as follows:

Termination Without Cause or For Good Reason:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Base Salary for 24, 18, 14, 18, 15 and 14 months (or applicable severance policy if greater), respectively, from termination—payable in monthly installments

•	Amount equivalent to annual (STIP) bonus prorated for actual service in year of termination

•	Annual (STIP) bonus at “target” level that would have been earned if executive had remained employed for 24, 18, 14, 18, 15 and 14 months, respectively, from termination

•

Vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 24, 18, 12, 18, 12 and 12 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance (for vesting purposes)

•	Continued coverage under insurance and other welfare plans for 24, 18, 12, 18, 12 and 12 months, respectively, from termination

Termination Without Cause or For Good Reason in Connection with Change-in-Control:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Base Salary for 36, 27, 18, 27, 18 and 18 months (or applicable severance policy if greater), respectively, Company severance policy if greater, from termination—payable in lump sum

•	Amount equivalent to annual (STIP) bonus prorated for actual service in year of termination

•	Annual (STIP) bonus at “target” level that would have been earned if executive had remained employed for 36, 27, 18, 27, 18 and 18 months, respectively, from termination

•

Vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 36, 27, 18, 27, 18 and 18 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance (for vesting purposes)

•	Continued coverage under insurance and other welfare plans for 36, 27, 18, 27, 18 and 18, respectively, from termination

Termination for Cause:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

Termination by Death or Disability:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Continued coverage for spouse and eligible dependents under insurance and other welfare plans for greater of 12 months or applicable Company plan or policy period from termination

•

Vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 12 months from termination if executive had remained employed and deemed full attainment of “target” levels of performance for (vesting purposes)

Termination by Retirement:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•

Entitlement to LTIP performance shares for the performance cycle period up to retirement contingent upon actual Company attainment of goals at end of cycle (or, in connection with Change-in-Control, at a minimum assuming that target level of performance had been achieved)

As of December 31, 2014, the Named Executives were eligible for the following severance payments (including the value of benefits delivered):

Named Executive	Termination Without Cause or for Good Reason* ($)	Termination Without Cause or for Good Reason in Connection with Change-in- Control** ($)
Mr. Gress*	4,360,951	6,541,427
Mr. Harrer*	1,098,563	1,647,844
Mr. Feuerbach*	618,123	794,730
Mr. Farran*	906,221	1,359,331
Mr. Calvarin*	746,583	895,900
Mr. Golowski*	667,689	858,457

*	The amounts shown in the tables are derived from applying provisions of current employment agreements with the Company as to salary and other benefits applicable to the Named Executives on December 31, 2014.
**	Where the applicable terms of plans or policies may produce a larger benefit than an individual contract, the table gives effect to the provision producing the larger benefit. The table does not include amounts of tax gross up payments that may be made pursuant to employment agreements which are described and quantified under “Related Transactions-Employment Agreements.”

The following includes the spread value (as of December 31, 2014) of all equity for each Named Executive whose vesting will accelerate in the event of the relevant termination scenarios:

Named Executive	Retirement ($)	Death or Disability ($)	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason in Connection with Change-in-Control ($)
Mr. Gress	—	414,332	826,730	3,270,723
Mr. Harrer	—	40,157	80,699	295,563
Mr. Feuerbach	—	39,890	44,248	310,478
Mr. Farran	192,798	79,481	159,815	630,566
Mr. Calvarin	—	64,054	73,143	507,137
Mr. Golowski	—	56,017	63,907	443,434

Related Transactions

Employment Agreements

Messrs. Gress, Harrer, Feuerbach, Farran, Calvarin and Golowski. The Named Executives based in the U.S. entered into executive employment agreements with the Company effective January 25, 2008, except for Mr. Harrer, who entered into an executive employment agreement with the Company effective March 3, 2014. In general, the agreements have the same overall features for each of the Named Executives, differing as to that executive’s job description, base salary amount, relative level of target bonuses, entitlements to levels of welfare, fringe and other benefits and severance pay periods. The agreement covering Mr. Gress provides further that he is entitled to be nominated for election to the Board and, if elected by the stockholders, is to serve as a director and be named Chairman of the Board.

After initial terms, the agreements are in their automatic renewal terms of one year, unless one year’s notice of non-renewal is given. They may be terminated at any time by the Company with or without “Cause” (as defined) or by the executives for “Good Reason” (as defined) according to prescribed procedures. Special provisions are also made for their termination as a result of disability or death. The agreements provide for cash severance payments in the event of non-Cause and Good Reason terminations amounting to 24, 18, 14, 18, 15 and 14 months of base salary (or the amount resulting from the prevailing Company severance policy if greater) for Messrs. Gress, Harrer, Feuerbach, Farran, Calvarin and Golowski, respectively, paid in installments, together with short and long-term incentives paid according to pro rata formulas, the vesting of options, equity awards and other benefits, and the continuation of coverages under insurance and welfare programs for the applicable severance periods.

The agreements have so called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives covering events affecting the Company, the future outcomes of which cannot be predicted. In the event non-Cause or Good Reason terminations of the Named Executives’ employment occur during a period extending from six months prior to, through two years following, a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 36, 27, 18, 27, 18 and 18 months for Messrs. Gress, Harrer, Feuerbach, Farran, Calvarin and Golowski, respectively, and payment of the severance amounts in lump sum is required. The agreements also contain terms providing the Named Executives other than Mr. Harrer with “gross up” payments for taxes, interest and penalties on payments received under the agreements that are determined to be “excess parachute payments” under the Code and, accordingly, are subject to an excise tax, subject to adjustment for additional payments or return to the Company of overpayments after tax liabilities are settled. Based on amounts estimated as of December 31, 2014, the gross up payments that would have been due to the Named Executives under their agreements on account of excess parachute payments would have been approximately $1,838,409 for Mr. Gress, $164,511 for Mr. Feuerbach, $336,791 for Mr. Farran, $223,159 for Mr. Calvarin and $206,348 for Mr. Golowski. In general, payment of amounts due under the agreements is subject to the parties’ delivering and not revoking releases. Since 2010, the Company has discontinued the use of such tax gross up provisions in its new executive employment agreements.

The employment agreements for the Named Executives also provide confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and executives’ relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition periods of 18 and 12 months, respectively, from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who own beneficially more than 10% of our Common Stock to file initial reports and reports of changes in ownership of our Common Stock with the SEC within prescribed time periods. The Company’s directors, officers and stockholders first became subject to Section 16(a) in November 2006. As a practical matter, we try to assist our officers and directors in the reporting process by monitoring transactions and providing support for their filings. To the best of our knowledge, in 2014, there were no untimely required filings under Section 16(a) of which the Company is aware.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known by the Company to own beneficially five percent or more of the Company’s Common Stock:

	Common Stock Beneficially Owned at April 1, 2015 (1)
Principal Stockholders	Number of Shares	Percentage of Class
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	1,896,767	9.05%
Neuberger Berman Group LLC (3) 605 Third Avenue New York, NY 10158	1,808,229	8.63%
Vanguard Group, Inc. (4) 100 Vanguard Boulevard Malvern, PA 19355	1,607,686	7.67%
Allianz Global Investors U.S. Holdings LLC (5) 600 West Broadway San Diego, CA 92101	1,475,528	7.04%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of April 1, 2015) are deemed outstanding. Shares subject to option, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. As of April 1, 2015, there were 20,964,572 shares of Common Stock outstanding.
(2)

According to Company information and a Schedule 13G/A dated January 22, 2015 filed by reporting person consisting of BlackRock, Inc., a Delaware corporation whose business address is 55 East 52nd Street, New York, NY 10022, the reporting person may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).

(3)	According to Company information and a Schedule 13G/A filed February 11, 2015, filed by reporting person consisting of Neuberger Berman Group LLC, a Delaware limited liability company whose business address is 605 Third Avenue, New York, NY 10158, the reporting person may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).
(4)	According to Company information and a Schedule 13G/A dated February 10, 2015 filed by reporting person consisting of Vanguard Group, Inc., a Pennsylvania corporation whose business address is 100 Vanguard Boulevard, Malvern, PA 19355, the reporting person may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).
(5)	According to Company information and a Schedule 13G/A dated February 13, 2015 filed jointly by reporting persons consisting of (i) Allianz Global Investors U.S. Holdings LLC, a Delaware limited liability company (“AGI”) and (ii) NFJ Investment Group LLC, a Delaware limited liability company (“NFJ”), whose business addresses are 680 Newport Center Drive, Suite 250, Newport Beach, CA 92660 (AGI) and 2100 Ross Avenue, Suite 700, Dallas, TX 75201 (NJF), the reporting persons may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Common Stock beneficially owned as of April 1, 2015 by each director and nominee, by each Named Executive currently serving, and by all directors, nominees and executive officers as a group.

	Common Stock Beneficially Owned at April 1, 2015 (1)
Name and Office	Number of Shares	Percentage of Class
Named Executives
Randolph Gress, President and CEO (2)	443,513	2.12%
Robert Harrer, Vice President, Chief Financial Officer (3)	3,339	*
Mark Feuerbach, Vice President, Investor Relations, Treasury, Financial Planning & Analysis (4)	26,710	*
William Farran, Vice President, General Counsel and Corporate Secretary (5)	29,192	*
Louis Calvarin, Vice President, Strategy & Chief Risk Officer (6)	64,165	*
Joseph Golowski, Vice President, Global Specialty Phosphates (7)	66,732	*

Directors/Nominees:
Gary Cappeline (8)	19,243	*
Amado Cavazos	12,179	*
Linda Myrick (9)	20,150	*
Karen Osar (10)	15,668	*
John Steitz	9,675	*
James Zallie	—	*

Directors/Nominees and Executive Officers as a Group (11) (17 persons)	822,660	3.92%

*	Represents less than 1%
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days (of April 1, 2015) are deemed outstanding. Shares of common stock subject to stock options, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. As of April 1, 2015, there were 20,964,572 shares of Common Stock outstanding.
(2)	Includes options entitling the holder to purchase 214,913 shares of common stock within 60 days after the noted date.
(3)	Includes options entitling the holder to purchase 1,729 shares of common stock within 60 days after the noted date.
(4)	Includes options entitling the holder to purchase 1,721 shares of common stock within 60 days after the noted date. Mr. Feuerbach also served as Chief Financial Officer from July 15, 2013 until March 2, 2014 when he was succeeded by Robert Harrer.
(5)	Includes options entitling the holder to purchase 23,388 shares of common stock within 60 days after the noted date.
(6)	Includes options entitling the holder to purchase 42,767 shares of common stock within 60 days after the noted date.
(7)	Includes options entitling the holder to purchase 38,103 shares of common stock within 60 days after the noted date.
(8)	Includes options entitling the holder to purchase 6,219 shares of common stock within 60 days after the noted date.
(9)	Includes options entitling the holder to purchase 7,411 shares of common stock within 60 days after the noted date.
(10)	Includes options entitling the holder to purchase 2,644 shares of common stock within 60 days after the noted date.
(11)	Includes options entitling the holders to purchase 401,390 shares of common stock within 60 days after the noted date.

Delivery of Proxy Materials to Households with Multiple Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Innophos stockholders who share your address, then only one set of proxy materials and only one annual report are being delivered to your household, unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy materials or the annual report to any shareholder at your address. If you wish to receive a separate copy of those items, you may call us at (609) 366-1299 or write to us in care of our Investor Relations Department at the address set forth on the Notice accompanying this Proxy Statement. Likewise, stockholders sharing an address who now receive multiple copies of the proxy materials or the annual report may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Website

Our Code of Ethics, Code of Ethics for Senior Financial Officers and Insider Trading Policy, Board committee charters, annual, quarterly and other reports filed with the SEC and proxy statements are available on our website, www.innophos.com and are also available in print to any stockholder who requests them.

By referring to these documents, we do not intend to incorporate the contents of the website into this document.

By Order of the Board of Directors,

William N. Farran

Corporate Secretary

April 23, 2015

APPENDIX A

2015 Executive, Management and Sales Incentive Plan

Innophos, Inc.

Effective 1/1/2015

Purpose

The Executive, Management and Sales Incentive Plan (“the Plan”) is designed to promote the interests of Innophos, Inc. and certain of its corporate affiliates (collectively, “the Corporation”) by providing senior executives, managers and sales persons with incentives and rewards commensurate with the achievement of the business and their personal achievement of business objectives.

Participation and Eligibility

Executives, managers, sales persons and other key contributing employees of Innophos Inc. and its controlled affiliates as determined by the Compensation Committee of the Board of Directors of the Corporation (the “Compensation Committee”) will be eligible to participate in the plan upon timely nomination and proper approval.

If a person is hired or promoted during the year, the position maintains the same target incentive as was previously associated with the position. Adding a participant or changing a participant’s target incentive during a calendar year requires the approval of the group VP, the CEO and the VP of Human Resources. Changes to the CEO’s bonus require approval of the Compensation Committee as well as the Board of Directors of the Corporation (the “Board of Directors”).

The following chart outlines the bonus target guidelines (Note: actual targets may be lower or higher than the guidelines):

Salary Grade	Target Incentive % of Base Salary
CEO and Executive Team	Determined by the Compensation Committee of the Board of Directors
Other senior managers	25% - 35%
Salary Grades E and D	20% - 25%
Salary Grade F [1,3]	15% - 20% (Sales 25%)
Salary Grade G [2,3]	10% - 15% (Sales 25%) [4]

[1]	Non-sales and non-management positions at grade F are not necessarily participants in the management incentive program. It is recommended that first year level F participants enter the plan with a target incentive of 10%. An increase to bring the participant to the higher guideline target may be considered in the following years.
[2]	Individuals in grade G or H may be nominated for participation in the management incentive program.
[3]	Those individuals in all grades in or nominated for the program should meet these criteria:

•	high performers or high potentials,

•	managers of an area having substantial impact on the business (a market area, a stand-alone production unit, etc.), or

•	functional experts

[4]	Sales positions below grade G have a target of 15%.

Note: New hires to the sales organization at any level may have target incentive set below 25% until such time as management approves an increase in the target percentage.

Guidelines for Changes

General:

Except as to the CEO and those officers elected by the Board of Directors or appointed by the CEO (the “Executive Team”), changes, additions or deletions to the management and sales incentive program may be made by approval of the CEO and the VP of Human Resources.

New Participants:

1.	No new participants will be added in the last five months of the bonus year. Exception will be made for new hires whose job requirements meet the criteria for nomination identified above.

2.	Nominations received in the last five months of the year will be considered for participation in the following year except in unusual circumstances and as approved by the CEO and the VP of Human Resources.

3.	Targets will be pro-rated based on the number of months of participation for new hires and new entrants.

Base Salary and Payment:

The annual base salary on December 31 or the bonus year in question is to be used for calculating management and sales incentives. Bonuses will be paid annually upon review of the audited financial results. Management, with agreement of the Board of Directors or its designated committee, has the discretion to make bonus payments pursuant to, but subject to the annual limitations of, the Plan or portions thereof more frequently than annually. All bonuses are subject to withholding taxes in accordance with the requirements of the relevant taxing authorities.

Basis of the Formula:

Not later than the 90th day of each fiscal year of the Corporation, the Compensation Committee shall designate, in writing, the performance goal(s) to be attained for each participant for such fiscal year based on one or more performance measures, and the payout schedule detailing the total amount which may be available for payout to each participant based upon the relative level of attainment of the performance goal(s).

In the absence of a determination by the Compensation Committee to the contrary, the formula for bonuses shall be made up of common and personal components. These have different weights depending on the type of management position (see below.) In general, the bonus is calculated in this manner: Base salary (on 12/31) x Target % x (common results + personal results). The common results and personal results are each determined as set forth below. The maximum bonus payable to any participant for any fiscal year of the Corporation shall be $5,000,000.

Full achievement is assumed to equal 1.0 in both the common and personal factors. Only target achievement levels will be set at the beginning of a bonus term. Scores in relationship to target will be determined by management within the guidelines that follow. Actual scores may be as low as 0 for either factor or as high as 3.0 for the common factor and 2.0 for the personal factor. However, the bonus determined by the scores may not exceed the maximum bonus set forth in the Plan.

•

Common (“C” Factor) results are measured by financial performance against targets set by management and approved annually by the Compensation Committee. The determination of the nature or type of financial measurement, targets and levels of performance relative to targets for each year shall be evidenced as an appendix to the Plan or in the record books of the Compensation Committee which shall be deemed to be amended from time to time as needed by the action of such committee. The scores are verified by the Compensation Committee and the Board of Directors and based upon audited financial statements.

•

The weight of the overall C Factor in the bonus formula is 70% of the total bonus target for the CEO and the Executive Team. The total bonus target for all other sales and management participants may be between 25%-50%. Disclosure of the financial targets will be in compliance with all laws and regulations applicable to such public disclosures. The C factor results may range from 0 to 3.0. After applying the weighting, therefore, the adjusted C Factor used to determine a bonus for a member of the Executive Team, for example, may range from 0 to 2.1 (i.e. 70% of 3.0).

•

Personal factor (“P Factor”) targets are proposed by the participating employee and approved by his/her manager or by the Compensation Committee of the Board of Directors in the case of the CEO. The P targets should be aggressive, but attainable.

•

Measurement of P Factor results is the responsibility of each manager and participant and must be verified by the VP of that group. The P Factor results of the CEO must be approved by the Board of Directors and in the case of the Executive Team, the P Factor results must be approved by the CEO in consultation with the Compensation Committee. P factor results may range from 0 to 2.0. After applying the weighting, therefore, the adjusted P Factor used to determine a bonus for a member of the Executive Team, for example, may range from 0 to 0.6 (i.e. 30% of 2.0). Solely for purposes of establishing the maximum award and for compliance with Section 162(m) of the Internal Revenue Code, the P Factor is assumed to be 2.0 until determined by the Compensation Committee to reflect actual performance. Further, the CEO and Compensation Committee may, in their discretion, establish and approve a maximum P Factor of 2.0 or less. They may not employ discretion to establish a P Factor greater than 2.0, nor shall the sum of the weighted P plus C Factors exceed 3.0.

Certification of Results:

As soon as reasonably practicable after the end of each fiscal year of the Company, but in no event later than September 15 following the end of such fiscal year, the Compensation Committee shall certify, in writing, (i) whether and to what extent the performance goal(s) for the fiscal year were satisfied, and (ii) the amount available for each Participant’s Incentive Bonus for such fiscal year based upon the payout schedule established under the Plan for such Participant for the fiscal year.

•

Management has the responsibility and discretion to adjust P Factor results giving consideration to changes in the business environment and observation of the individual’s behavior in performing the job.

•

The weight of the P Factor in the bonus formula is 30% of the overall bonus target for members of the Innophos Executive Team. It is between 50% and 75% of the overall bonus target for all other sales and management incentive participants, as determined by the CEO and the VP of Human Resources.

Change in Bonus Targets:

In the event that a management or sales incentive target is changed during the year, the most recent target will be used for the bonus calculation unless otherwise specified by management.

Other Performance Measures

The Compensation Committee may establish performance goals by reference to any or all of the following performance measures, in lieu of or in addition to the determination set forth in “Basis of the Formula” above. With respect to any fiscal year, the Compensation Committee may determine performance by reference to one or more of the following, which may be expressed with respect to the Corporation or one or more parents, affiliates, operating units or groups, as the Compensation Committee may determine: cash flow; cash flow from operations; net income; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on invested capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; delivery performance; safety record; stock price; and total stockholder return. Performance goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance goals. The Compensation Committee shall provide how any performance measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Compensation Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off split-up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction; provided, however, that no such adjustment will be made if the effect of such adjustment would cause an award to fail to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code with respect to a covered employee.

Administrative Procedures

To request the addition of a participant or change a current participant’s target percentage during the plan year, the appropriate approval authority should:

•	document the request in writing;

•	include all relevant information (name, title, target incentive percentage, effective date, rationale); and

•	forward this request to the CEO and the VP of Human Resources.

Example Calculation

In this example, bonuses are to be determined as set forth in “Basis of the Formula” above.

Employee Mary Doe holds a management position with salary grade E. She earned $100,000 as annual base salary on 12/31. She is a management incentive participant at the 20% target level. The C factor for her bonus is weighted 50% and the P factor also is weighted 50%. The performance target for her C factor is calculated with a $3.00 EPS target and $150 million as the FCF target. Within the P factor Mary has two goals. Goal A has a performance target of $200,000 cost savings. Goal B has a performance target of 10% reduction in lost days. Each goal has a value of 50% of the P factor (or 25% of the overall target.)

The C factor results are $2.70 EPS and $135 million of FCF for the year- slightly missing the projected targets of $3.00 per share and $150 million of FCF. The combined C score (90% from EPS and 10% from FCF) is approved by the Board to be 0.9. Mary’s performance in her personal goals is $250,000 of cost savings and a 12.5% reduction in lost days. At management’s discretion, considering Mary’s overall performance, the final P score is set at 1.25.

Reminder: Each factor is 50% of the overall score, i.e. the final scores would be these: C = (0.9 x 50%) or 0.45 and P = (1.25 x 50%) or 0.625.

Mary’s Bonus Calculation

$100,000 (Base Salary) X .20 (Target) X [(0.45 (C) + 0.625 (P)] = $21,500. This is the gross amount of her management incentive payment. All required taxes will be withheld to determine the net payment.

Plan Administration and Related Matters

Awards will be paid as soon as administratively practicable after audit of the annual financial statements has been completed and accepted by the Board of Directors.

1. TERMINATION OF EMPLOYMENT

•

Except as otherwise provided in a binding employment agreement, if a participant ceases his or her employment with the Corporation at any time prior to the distribution of the awards, the employee forfeits any award under the Plan, unless the employee terminates due to retirement, death or disability. To qualify for bonus payment after retirement, the participant must reach age 65 or age 55 with at least 15 years of company service and give formal written notification of his or her voluntary departure no less than ninety (90) days prior to his or her last day worked. In cases where the bonus payment is deemed payable after termination, payment will be pro-rata for the time actually worked during the plan year.

•

If a participant transfers out of an eligible position or leaves the Corporation due to involuntary termination (except for cause), he or she may be eligible for a pro-rata payment. However, participants who resign or are terminated for cause will not be eligible for an incentive payment.

•

Participants who are on extended disability leave or on an approved leave of absence during the year may receive prorated awards based upon the time actually worked during the plan year. Disability pay and benefits are not bonus eligible compensation.

2. FUNDING

No funds need be set aside or reserved for payment of any Participant under the Plan, and any obligation by the Corporation to a Participant under the Plan shall be unfunded and shall be paid from the general assets and general funds of the Corporation. However, the Corporation, for accounting purposes, will budget and accrue, on the books of the Corporation, an amount sufficient to cover the estimated expense for the fiscal year.

3. NOT AN EXCLUSIVE METHOD OF INCENTIVE

This Plan shall not be deemed an exclusive method of providing incentive compensation for employees of the Corporation, nor shall it preclude the Corporation from authorizing or approving other forms of incentive compensation.

4. NO RIGHT TO CONTINUED PARTICIPATION

Except as otherwise provided in a binding employment agreement, participation in the Plan by an employee in any plan year shall not be held or construed to confer upon the employee the right to participate in the Plan in any subsequent fiscal year or period.

5. NO RIGHT TO CONTINUED EMPLOYMENT

Neither the establishment of the Plan, the participation by an employee in the Plan nor the payment of any award hereunder or any other action pursuant to the Plan shall be held or construed to confer upon any Participant the right to continue in the employ of the Corporation or affect any right which the Corporation may have to terminate at will the employment of any such Participant.

6. RELATIONSHIP TO OTHER PLANS

Participation and payments under the Plan shall not affect or be affected by participation or payments under any other plan of the Corporation, except as otherwise specifically provided by the Corporation.

7. NON-TRANSFERABILITY OF FUNDS

Except as otherwise provided by the Plan, no amount payable at any time under the Plan shall be subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind. Nor shall it in any manner be subject to the debts or liabilities of any person. Any attempt to so alienate or subject any such amount shall be void.

8. AMENDMENT OF THE PLAN

Except as to the terms of the CEO’s incentive and the incentives of the Executive Team, the CEO and the VP of Human Resources may amend or terminate the Plan at any time. No amendment or termination shall affect the right of a Participant to payment of any amounts which have been determined prior to such amendment or termination, but the Committee may amend or terminate the rights of any Participant under the Plan at any time prior to the calculation of the award to be paid for any plan period.

Any changes to the terms of the CEO’s incentive or the incentives of Executive Team require approval of the Compensation Committee of the Board of Directors. The Compensation Committee or the Board of Directors itself may amend the Plan in any respect or terminate it subject to the rights of Participants accrued prior to any such act.

9. EFFECTIVE DATE

The Plan evidenced by this document shall be effective as of January 1, 2015, and shall continue in effect until terminated or modified; provided, however, if required under the provisions of the Internal Revenue Code, the Plan shall be effective only upon the requisite approval of the stockholders of the Corporation.

APPENDIX B

INNOPHOS HOLDINGS, INC.

2009 LONG-TERM INCENTIVE PLAN

1.	Purpose.

This plan shall be known as the Innophos Holdings, Inc. 2009 Long-Term Incentive Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of Innophos Holdings, Inc. (the “Company”) and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants (“Grants”) of incentive or non-qualified stock options, stock appreciation rights (“SARs”), either alone or in tandem with options, restricted stock, performance awards or any combination of the foregoing may be made under the Plan.

2.	Definitions.

(a) “Award Agreement” means any written agreement between the Company and any person pursuant to which the Company makes any Grant under the Plan.

(b) “Board of Directors” and “Board” mean the board of directors of the Company.

(c) “Cause” shall have the meaning assigned to such term in any individual participant’s written employment arrangements with the Company or any of its Subsidiaries or, in the absence of any such written employment arrangement, “Cause” shall mean any of the following:

(i) a participant commits or is charged with a felony or other crime involving moral turpitude or commits any other act or omission involving dishonesty, disloyalty, breach of fiduciary duty, willful misconduct or fraud with respect to the Company or any of its Subsidiaries;

(ii) conduct by a participant causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or substantial economic harm;

(iii) a participant’s failure to perform duties as directed by the Board or any executive officer of the Company or any of its Subsidiaries to whom such participant directly reports;

(iv) misappropriation by a participant of one or more of any of the Company’s or its Subsidiaries’ assets or business opportunities;

(v) material breach by a participant of any confidentiality, non-compete, non-solicitation agreement with the Company or any of its Subsidiaries or any arrangement dealing with the ownership or protection of the Company’s and its Subsidiaries’ proprietary rights; or

(vi) any material breach of any employment policy, code of conduct, code of ethics, or employment agreement between the Company or its Subsidiaries and such participant or any material breach of any executive stock agreement evidencing the purchase and sale of Common Stock or the grant of options, SARs, restricted stock, performance awards or any combination of the foregoing by the Company to such participant.

(d) “Change in Control” means, unless otherwise defined in any Award Agreement,

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, provided, that the acquisition of additional securities by any person or group that owns 50% or more of the voting power prior to such acquisition of additional securities shall not be a Change of Control; or

(ii) during any twelve-month period, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets;

provided, that in any instance where a grant to a participant is treated as deferred compensation within the meaning of Section 409A of the Code, “Change in Control” shall mean only a “change in control” as defined in Section 409A(a)(2)(v) of the Code and the guidance issued thereunder.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board, which shall consist solely of two or more outside directors.

(g) “Common Stock” means the common stock, par value $0.001 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(h) “Disability” means a permanent and total disability as defined in Section 22(c)(3) of the Code or as otherwise determined by the Committee; provided that in any instance where a grant to a participant is treated as “deferred compensation” within the meaning of Section 409A of the Code, “Disability” shall have the same meaning as under Section 409A of the Code and guidance issued thereunder.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange or market on which the Common Stock is then listed for trading (including, for this purpose, the New York Stock Exchange or the Nasdaq National Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board using any reasonable method; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or to determine tax withholding.

(k) “Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and/or any successor thereto.

(l) “Insider” means officer, director or any other person whose transactions in stock are subject to Section 16 of the Exchange Act.

(m) “Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and/or any successor thereto.

(n) “Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

(o) “Other Securities” mean securities of the Company other than Common Stock, which may include, without limitation, debentures, unbundled stock units or components thereof, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

(p) “Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee; provided that in any instance where a grant to a participant is treated as “deferred compensation” within the meaning of Section 409A of the Code, “Retirement” shall be interpreted consistently with the meaning of Section 409A(a)(2)(A)(i) of the Code and guidance issued thereunder.

(q) “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.	Administration.

(a) In General. The Plan shall be administered by the Committee, provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of Grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such Grants will be made, (iii) certify that the conditions and restrictions applicable to any Grant have been met, (iv) modify the terms of Grants made under the Plan in accordance with the provisions of Sections 16 and 17 hereof, (v) interpret the Plan and Grants made thereunder, (vi) make any adjustments necessary or desirable in connection with Grants made under the Plan to eligible participants located outside the United States and (vii) adopt, amend, or rescind such rules and regulations, (viii) delegate to the Company’s chief executive officer the authority to make grants to employees who are not Insiders, and make such other determinations for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

(b) Committee Complying with Section 162(m). While the Company is a publicly held corporation within the meaning of Section 162(m) of the Code, the Board may establish a Committee comprised entirely of “outside directors” within the meaning of Section 162(m) to approve the grant of any employee remuneration deductible for income tax purposes pursuant to Section 162(m).

(c) Administration with Respect to Insiders. With respect to participation by any Insider in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

(d) No Plan Assets. The expenses of the Plan shall be borne by the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the obligations pursuant to any Grant made under the Plan, and rights to any payment in connection with such Grants shall be no greater than the rights of the Company’s general creditors.

(e) Terms of Grants. Without limiting the generality of any section of this Plan, but subject to the limitations of Section 9, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the Grants) for new Grants containing terms (including exercise prices) more or less favorable than the outstanding Grants.

4.	Shares Available for the Plan.

Subject to adjustments as provided in Section 15, an aggregate of 2,400,000 shares of Common Stock, which represents the number of shares equal to approximately 11.4% of the number of shares of Common Stock outstanding at the effective date of the Plan (the “Shares”), may be issued pursuant to the Plan. All such shares shall be available for the grant of Incentive Stock Options, provided, however, no more than 1,200,000 shares may be issued pursuant to any Grants other than Grants of Incentive Stock Options, Non-qualified Stock Options or SARs. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any Grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, , then such unpurchased and forfeited Shares may thereafter be available for further Grants under the Plan as the Committee shall determine. The following Shares, however, may not be made available for issuance as Grants under this Plan: (a) Shares not issued or delivered as a result of the net settlement of an outstanding Incentive Stock Option, Non-qualified Stock Option, or SAR, (b) Shares used to pay the exercise price or withholding taxes related to an outstanding Grant, or (c) Shares repurchased on the open market with the proceeds from the exercise of an Incentive Stock Option or Non-qualified Stock Option.

5.	Participation.

Participation in the Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the Plan or in any Grant thereunder shall confer any right on a participant to continue in the employ as a director or officer of, or in any other capacity or in the performance of services for, the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any Grant under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

Incentive Stock Options or Non-qualified Stock Options, SARs alone or in tandem with options, restricted stock awards, performance awards or any combination thereof may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom Grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A Grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further Grant of that or any other type to such participant in that year or subsequent years.

6.	Incentive and Non-qualified Options.

(a) Grants of Options. The Committee may from time to time grant to eligible participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). In any one calendar year, the Committee shall not grant to any one participant options or SARs to purchase or receive more than an aggregate of 500,000 shares of Common Stock. The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

(b) Construction. It is the Company’s intent that options designated as Non-qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that options designated as Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code or any successor thereto, that neither any Non-qualified Stock Option nor any Incentive Stock Option be treated as a payment of deferred compensation for the purposes of Section 409A of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan’s requirements for Non-qualified Stock Options.

(c) Price. The price per Share deliverable upon the exercise of each option (“exercise price”) shall not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of Grant of the option, and in the case of the Grant of any Incentive Stock Option to an employee who, at the time of the Grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of Grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

(d) Payment. Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) to the extent permitted by applicable law, by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv) by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the options so exercised or (v) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture), and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee’s broker to transfer, by book entry, of such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (iv) above, only a whole number of Shares (and not fractional Shares) may be withheld in payment. When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash. No grantee may authorize the withholding of Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes). Any withheld Shares shall no longer be issuable under such option.

(e) Terms of Options; Vesting. The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the Grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

(f) Limitations on Grants. If required by the Code, the aggregate Fair Market Value (determined as of the Grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(g) Termination; Forfeiture.

(i) Death or Disability. Unless otherwise provided in any Award Agreement, if a participant ceases to be a director, officer or employee of, or to perform other services for the Company and any Subsidiary due to a termination of such participant’s employment by the Company following such participant’s death or Disability, (A) all of the participant’s options that were exercisable on the date of such termination shall remain exercisable for, and shall otherwise terminate at the end of, a period of six months after the date of death or Disability, but in no event after the expiration date of the options, and (B) all of the participant’s options that were not exercisable on the date of such termination shall be forfeited immediately upon such termination; provided, however, that the Committee may determine to additionally vest such options, in whole or in part, in its discretion. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within three months after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(ii) Retirement. Unless otherwise provided in any Award Agreement, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant’s options that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of Retirement, but in no event after the expiration date of the options, and (B) all of the participant’s options that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such options, may become fully vested and exercisable in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(iii) Discharge for Cause. Unless determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the participant’s options shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

(iv) Other Termination. Unless otherwise provided in any Award Agreement, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s options that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 30 days after the date of such cessation, but in no event after the expiration date of the options and (B) all of the participant’s options that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

(v) Change of Control. Unless otherwise provided in any Award Agreement, if there is a Change in Control of the Company or similar event, the Committee may, in its discretion, provide for the vesting of a participant’s options on such terms and conditions as it deems appropriate in such participant’s Award Agreement.

(h) No Stockholder Rights. Prior to the exercise of an option and delivery of a Share with respect to such exercise, the participant shall have no rights as a stockholder with respect to any Share covered by such option, including specifically any dividend or voting rights. Dividend equivalents shall not accrue with respect to any share subject to option.

7.	Stock Appreciation Rights.

Provided that the Company’s stock is traded on an established securities market, the Committee shall have the authority to grant SARs under this Plan, subject to such terms and conditions specified in this paragraph 7 and any additional terms and conditions as the Committee may specify. No SAR may be issued unless the exercise price of the SAR may never be less than 100% of the Fair Market Value of the underlying Shares on the date of grant and the SAR does not include any feature for the deferral of compensation income other than the deferral of recognition of income until the exercise of the SAR. No SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the SAR. Prior to the exercise of the SAR and delivery of the Shares represented thereby, the participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights, or dividend equivalents). Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR, multiplied by the number of Shares as to which the SAR is exercised. Such distribution shall be made in cash or in Shares having a Fair Market Value equal to such amount, as specified in the Grant. All SARs will be exercised automatically on the last day prior to the expiration date of the SAR so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR or any related option, as applicable. The provisions of Subsections 6(e) and (g) shall apply equally to all SARs except to the extent that the Award Agreement pursuant to which such Grant is made expressly provides otherwise. No SAR shall be exercisable more than ten years from the date it is granted. It is the Company’s intent that no SAR shall be treated as a payment of deferred compensation for purposes of Section 409A of the Code and that any ambiguities in construction be interpreted in order to effectuate such intent.

8.	Restricted Stock.

(a) Grants of Restricted Stock. The Committee may at any time and from time to time grant Shares of restricted stock under the Plan to such participants and in such amounts as it determines. Each Grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the Grant.

(b) Issuance of Shares. The participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within 15 days of the date of Grant, unless such Shares of restricted stock are treasury shares or an alternative exemption applies under the Delaware General Corporation Law. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

(c) Forfeiture. Unless otherwise provided in any Award Agreement, at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death, Disability or Retirement during any period of restriction, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company. If there is a Change in Control of the Company or similar event, the Committee may, in its discretion, provide for the lapsing of restrictions on a participant’s Shares of restricted stock on such terms and conditions as it deems appropriate in such participant’s Award Agreement. At such time as a participant ceases to be, or in the event a participant does not become, a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries for any other reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company. The provisions of Subsections 6(e) and (g) shall apply to Restricted Stock except to the extent that the Award Agreement in relation thereto expressly provides otherwise.

(d) Construction. It is the Company’s intent that Restricted Stock shall not be treated as a payment of deferred compensation for purposes of Section 409A of the Code and that any ambiguities in construction be interpreted in order to effectuate such intent.

9.	Performance Awards.

(a) Grants of Performance Awards. Performance awards may be granted to participants at any time and from time to time as determined by the Committee. Subject to this Section 9, the Committee shall have complete discretion in determining the size and composition of performance awards granted to a participant. The period over which performance is to be measured (a “performance cycle”) shall commence on the date specified by the Committee and shall end on the last day of a fiscal year specified by the Committee. A performance award shall be paid no later than the fifteenth day of the third month following the completion of a performance cycle (or following the elapsed portion of the performance cycle, in the circumstances described in Section 9(c)); provided, however, if the Committee determines that payment within the foregoing period is rendered impossible or impracticable as a result of any delay in finalizing the Company’s financial statements, then such award shall be paid no later than the date which is 60 days after the date on which the Company’s financial statements for the preceding fiscal year are certified, but in no event whatsoever later than December 31 of the year following the fiscal year in question. Performance awards may include (i) specific dollar-value target awards (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a Share. Any award that is in whole or part an Incentive Stock Option or a Non-qualified Stock Option, or an SAR, shall be subject to Sections 6 and 7, respectively. The maximum aggregate number of Shares awarded or credited with respect to stock-based performance awards to any one participant in any one calendar year may not exceed 500,000 determined as of the date of payout. The maximum aggregate amount awarded or credited with respect to cash-based performance awards to any one participant in any one calendar year may not exceed $5,000,000 determined as of the date of payout.

(b) Construction. The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee. It is the Company’s intent that no performance award be treated as the payment of deferred compensation for purposes of Section 409A of the Code and that any ambiguities in construction be interpreted in order to effectuate such intent.

(c) Status as Service Provider. A participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, that except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death, Retirement, or Disability prior to the end of the performance cycle, the Committee may provide in a Grant that the participant may earn a proportionate portion of the performance award based upon the elapsed portion of the performance cycle and the Company’s performance over that portion of such cycle.

(d) Terms. In granting each performance award, the Committee shall establish in writing the applicable performance period, performance award formula and one or more performance goals which, when measured at the end of the performance period, shall determine on the basis of the performance award formula the final value of the performance award to be paid to the participant. To the extent compliance with the requirements under Section 162(m) of the Code with respect to “performance-based compensation” is desired, the Committee shall establish the performance goal(s) and performance award formula applicable to each performance award no later than the earlier of (i) the date that is ninety (90) days after the commencement of the applicable performance period or (ii) the date on which 25% of the performance period has elapsed, and, in any event, at a time when the outcome of the performance goals remains substantially uncertain. Once established, the performance goals and performance award formula shall not be changed during the performance period. The Company shall notify each participant granted a performance award of the terms of such award, including the performance period, performance goals(s) and performance award formula.

(e) Performance Criteria. Performance goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(i) Performance Measures. Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a performance award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance goals applicable to the performance award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a performance award. Performance Measures may be one or more of the following, as determined by the Committee: (a) sales revenue; (b) gross margin; (c) operating margin; (d) operating income; (e) pre-tax profit; (f) earnings before interest, taxes and depreciation and amortization; (g) net income; (h) expenses; (i) the market price of the Stock; (j) earnings per share; (k) return on shareholder equity; (l) return on capital (including return on invested capital); (m) return on net assets; (n) economic value added; and (o) market share; (p) customer service; (q) customer satisfaction; (r) safety; (s) total shareholder return; or (t) such other measures as determined by the Committee consistent with this Section 9.

(ii) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a performance award determined under the applicable performance award formula by the level attained during the applicable performance period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

(f) Determination of Value. As soon as practicable following the completion of the performance period applicable to a performance award, the Committee shall certify in writing the extent to which the applicable performance goals have been attained and the resulting final value of the award earned by the participant and to be paid upon its settlement in accordance with the applicable performance award formula. In its discretion, the Committee may, either at the time it grants a performance award or at any time thereafter, provide for the positive or negative adjustment of the performance award formula applicable to a performance award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) of the Code (a “Covered Employee”), to reflect such participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a performance award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce (but not increase) some or all of the value of the performance award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any performance goal as and the resulting value of the performance award determined in accordance with the performance award formula. Payment of the performance award shall be made in cash, shares or a combination thereof as determined by the Committee.

10.	Tax Withholding.

(a) Participant Election. Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting or in connection with any performance award, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 10(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

(b) Company Requirement. The Company shall have the power and the right to deduct or withhold from any payment of any kind (including salary or bonus), or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this plan, but in no event shall such deduction or withholding or remittance exceed the minimum statutory withholding requirements.

11.	Written Agreement.

Each employee to whom a Grant is made under the Plan shall enter into an Award Agreement with the Company that shall contain such provisions consistent with the provisions of the Plan, as may be approved by the Committee.

12.	Transferability.

Unless the Committee determines otherwise, no option, SAR, performance award or restricted stock granted under the Plan shall be transferable by a participant other than by will or the laws of descent and distribution;

provided that, in the case of Shares of restricted stock granted under the Plan, such Shares of restricted stock shall be freely transferable following the time at which such restrictions shall have lapsed with respect to such Shares. Unless the Committee determines otherwise, an option, SAR or performance award may be exercised only by the optionee or grantee thereof; by his or her executor or administrator, the executor or administrator of the estate of any of the foregoing, or any person to whom the option, SAR or performance award is transferred by will or the laws of descent and distribution; or by his or her guardian or legal representative; or the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan and any Award Agreement referred to in Section 11 shall in any event continue to apply to any option, SAR, performance award or restricted stock granted under the Plan and transferred as permitted by this Section 12, and any transferee of any such option, SAR, performance award or restricted stock shall be bound by all provisions of this Plan and any agreement referred to in Section 11 as and to the same extent as the applicable original grantee.

13.	Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award or restricted stock Grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

14.	Transfer of Employee.

The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

15.	Adjustments.

(a) Adjustment. In the event of a reorganization, recapitalization, spin-off or other extraordinary distribution, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, spin-off or other extraordinary distribution, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the Plan to prevent enlargement or dilution of a participant’s grants (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), in the number and kind of options, SARs, Shares or other property covered by Grants previously made under the Plan, and in the exercise price of outstanding options and SARs. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding options, SARs, performance awards, and restricted stock that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be (i) assumed by the surviving or continuing corporation; or (ii) canceled in exchange for cash, securities of the acquiror or other property; provided that, in the case of clause (iii), the payment of cash, securities or other property is not treated as a payment of “deferred compensation” under Section 409A of the Code.

(b) Cancellation. Without limitation of the foregoing, in connection with any transaction described in the last sentence of Subsection (a), the Committee may, in its discretion, (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash, securities of the acquiror or other property in the Committee’s discretion.

16.	Amendment and Termination of the Plan.

Except as otherwise provided in an Award Agreement, the Board of Directors, without approval of the stockholders, may amend or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any successor thereto, under the provisions of Section 409A of the Code or any successor thereto, under the provisions of Section 422 of the Code or any successor thereto, or by any listing requirement of the principal stock exchange on which the Common Stock is then listed.

17.	Amendment or Substitution of Grants under the Plan.

The terms of any outstanding Grant under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate including, but not limited to, acceleration of the date of exercise of any Grant and/or payments thereunder or of the date of lapse of restrictions on Shares (but, in the case of a Grant that is or would be treated as “deferred compensation” for purposes of Section 409A of the Code, only to the extent permitted by guidance issued under Section 409A of the Code); provided that, except as otherwise provided in Section 16 or in an Award Agreement, no such amendment shall adversely affect in a material manner any right of a participant under the Grant without his or her written consent. Anything in the previous sentence to the contrary notwithstanding, the Committee shall not reduce the exercise price of any options or SARs awarded under the Plan. The Committee may, in its discretion, permit holders of Grants under the Plan to surrender outstanding Grants in order to exercise or realize rights under other Grants, or in substitution or exchange for new Grants, or require holders of Grants to surrender outstanding Grants as a condition precedent to the receipt of new Grants under the Plan, or to receive cash, but only if such surrender, exercise, realization, substitution, exchange, Grant or receipt (i) (a) is not treated as a payment of, and does not cause a Grant to be treated as, deferred compensation for the purposes of Section 409A of the Code or (b) is permitted under guidance issued pursuant to Section 409A of the Code, and (ii) does not result in the issuance of an option or SAR with an exercise price that is less than the exercise price of any option or SAR surrendered in exchange, nor an exchange or substitution of underwater options or SARs for cash or other Grants, except to the extent such transaction is approved by the stockholders.

18.	Commencement Date; Termination Date.

The date of commencement of the Plan shall be April 1, 2009, subject to approval by the stockholders of the Company. Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate at the close of business on March 31, 2019. Subject to the provisions of an Award Agreement, which may be more restrictive, no termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any Grant of options or other incentives theretofore granted under the Plan.

19.	Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

20.	Governing Law.

The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

21.	Section 409A Compliance.

Except as otherwise provided in an Award Agreement, notwithstanding any of the foregoing provisions of the Plan, and in addition to the powers of amendment set forth in Sections 16 and 17 hereof, the provisions hereof and the provisions of any award made hereunder may be amended unilaterally by the Company from time to time to the extent necessary (and only to the extent necessary) to prevent the implementation, application or existence (as the case may be) of any such provision from (i) requiring the inclusion of any compensation deferred pursuant to the provisions of the Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A of the Code, and the regulations issued thereunder from time to time and/or (ii) inadvertently causing any award hereunder to be treated as providing for the deferral of compensation pursuant to such Code section and regulations.

INNOPHOS HOLDINGS, INC.
Shareowner ServicesSM
P.O. Box 64945, St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you
marked, signed and returned your proxy card.

VOTE BY TELEPHONE – TOLL FREE – 1-866-883-3382
• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (EDT) on May 21, 2015.
• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.proxypush.com/iphs
• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (EDT) on May 21, 2015.
• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-prepaid envelope we’ve provided or return it to Innophos Holdings, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St Paul, MN 55164-0873.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

If you vote by Telephone or Internet, please do not mail your Proxy Card

ò   Please detach here  ò

This proxy card represents all shares of Innophos Holdings, Inc. Common Stock held in the registration indicated below. The Board of Directors recommends a Vote “FOR” Proposals 1, 2, 3, 4 and 5.

1. Election of Directors:	01 Gary Cappeline 02 Amado Cavazos 03 Randolph Gress 04 Linda Myrick	05 Karen Osar 06 John Steitz 07 James Zallie	☐ FOR all nominees (except as marked) ☐	WITHHOLD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of independent registered public accounting firm for 2015			☐ For ☐ Against ☐ Abstain

3. Approval of compensation of the Named Executives as disclosed in the Innophos Holdings, Inc. Proxy Statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.			☐ For ☐ Against ☐ Abstain

4. Re-approval of the material terms of the performance goals of the Executive, Management and Sales Incentive Plan, as amended.			☐ For ☐ Against ☐ Abstain

5. Re-approval of the material terms of the performance goals of the Innophos, Inc. 2009 Long Term Incentive Plan.			☐ For ☐ Against ☐ Abstain

Authorized Signatures – This section must be completed for your instructions to be executed – Date and Sign Below

Address Change? Mark Box ☐ Indicate Changes below			Date:

Signature(s) in Box

Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer, indicating title. Executors, administrators, trustees, etc. should so indicate when signing.

INNOPHOS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 22, 2015

9:00 a.m. E.D.T.

Innophos Holdings, Inc.

259 Prospect Plains Road, Building A

Cranbury, New Jersey 08512

Innophos Holdings, Inc. 259 Prospect Plains Road Cranbury, New Jersey 08512	Proxy

This proxy is solicited by the Board of Directors for the Annual Meeting on May 22, 2015.

This proxy will be voted as specified by the stockholder. If no specification is made, all shares of stock covered by this proxy will be voted FOR Items 1, 2, 3, 4 and 5 as set forth in the Proxy Statement.

The stockholder represented herein appoints William Farran, Robert Harrer and Mark Feuerbach, or any of them, proxies with full power of substitution and re-substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Innophos Holdings, Inc. to be held at the Innophos corporate headquarters, located at 259 Prospect Plains Road, Building A, Cranbury, New Jersey 08512, on May 22, 2015, at 9:00 a.m. EDT and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Your vote is important!
Please sign and date on the reverse side of this proxy card and return promptly in the enclosed postage-paid envelope. If you attend the meeting, you may revoke your proxy and vote in person.
See reverse for voting Instructions.